UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

☑	Filed by the Registrant	☐	Filed by a party other than the Registrant

CHECK THE APPROPRIATE BOX:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

CSG Systems International, Inc.

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK ALL BOXES THAT APPLY):
☑	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Notice of 2025 Annual Meeting of Shareholders and Proxy Statement

May 14, 2025

8:00 am Eastern Time

Message from the CEO and President

April 1, 2025

Dear Fellow Shareholders,

In a rapidly changing global marketplace, CSG continues to relentlessly execute our value-creating strategy that prioritizes fantastic operating discipline, strong double-digit free cash flow growth, and investor friendly capital allocation.

Since joining the company in early 2016, I have held my CSG stock on the way to becoming a top ten shareholder because I believe CSG offers each of us excellent and sustained shareholder returns. CSG’s Board of Directors and leadership team will continue to put our money behind the commitments we make to you.

Team CSG closed 2024 with a record-setting Q4 that we expect will further accelerate our business momentum heading into 2025 and beyond. Our continued success stems from several earn-the-right-to-grow foundations.

■	CSG’s growth is powered by a culture-first, inclusive operating model that wins with the best talent globally. We grow and reward leaders around the world who demonstrate exceptional CSG leadership traits defined as humble, company-first leaders who possess a ferocious determination to constantly deliver better and better business results no matter what. Our people thrive on managing competing priorities in a constrained environment.
■	CSG’s innovation enables us to simplify complex monetization and customer engagement processes in a wide variety of industry verticals with integrated, domain-specific technology. As a result, any brand in any industry with recurring customer relationships can be more profitable by selling, engaging, and monetizing better with integrated CSG technology that embeds data-driven real-time workflows.
■	CSG’s sticky value proposition, global direct sales team, and increasingly channel-driven go-to-market efforts are fueling excellent new sales wins globally. Equally exciting is the level of revenue diversification we are achieving with 30% of revenue coming from exciting new industry verticals like retail, financial services, insurance, healthcare, and government, just to name a few.
■	CSG’s strong operating discipline is expanding our gross margins and profitability, which we expect to convert into sustained double-digit free cash flow growth in the coming years. We believe CSG is just beginning to see the longer-term benefits of a shift toward better revenue mix as we grow SaaS revenue faster in exciting new industry verticals combined with quarter-in, quarter-out efficiency improvements.

CSG SYSTEMS INTERNATIONAL, INC. 2025 PROXY STATEMENT	i

Message from the CEO and President

As we consistently deliver better organic financial results, we also aspire to reward investors with disciplined value-creating capital allocation that balances returning capital to shareholders with good accretive acquisitions that strengthen our market leadership. With the compounding effect of more inorganic SaaS scale, we think that investors could benefit from an expanded CSG earnings multiple as we look to become more asset-light and generate even faster inorganic profit and free cash flow growth in the years ahead.

Being the best in the world at simplifying complex monetization and customer engagement with sticky, industry-leading, domain-specific CSG technology is never easy.

We are extremely grateful to our customers for the decades long trust they place in us, and to our over 5,800 CSG employees around the world who turn these bold expectations into reality every day.

Sincerely,

Brian A. Shepherd

President and Chief Executive Officer

ii	CSG SYSTEMS INTERNATIONAL, INC. 2025 PROXY STATEMENT

CSG SYSTEMS INTERNATIONAL, INC.

169 Inverness Dr W, Suite 300

Englewood, CO 80112

Notice of Annual Meeting of Shareholders

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of CSG Systems International, Inc., a Delaware corporation, will be held on Wednesday, May 14, 2025, commencing at 8:00 A.M. Eastern Time. The annual meeting will be a completely virtual meeting of shareholders held via the Internet by visiting virtualshareholdermeeting.com/CSGS2025.

AGENDA:

1.	To elect three Class I Directors;
2.	To approve, on an advisory basis, the compensation of our named executive officers;
3.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2025; and
4.	To transact any other business that properly comes before the meeting or any adjournment or postponement of the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY
OF PROXY MATERIALS FOR THE SHAREHOLDER
MEETING TO BE HELD ON MAY 14, 2025:

The 2025 proxy statement and 2024 Annual Report on
Form 10-K are available at www.proxyvote.com.

The Board of Directors has fixed the close of business on March 20, 2025 as the record date for determining the shareholders who are entitled to notice of, and to vote at, the annual meeting and any adjournment or postponement thereof. All shareholders are cordially invited to attend the virtual meeting. There will be no physical location for shareholders to attend.

During the virtual meeting, you may vote your shares electronically. You may also submit certain questions in advance. Any questions pertinent to meeting matters that cannot be answered during the meeting due to time constraints will be posted online and answered at the “Investor Relations” section of our website at ir.csgi.com/investor-home.

If you plan to attend the meeting online, you will need the 16-digit control number included in your Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”), on your proxy card, or on the voting instructions that accompany your proxy materials. The meeting will begin promptly at 8:00 a.m. ET. Online check-in will begin at 7:45 a.m. ET and you should allow ample time for the online check-in procedures.

For information about attending the meeting, submitting questions in advance, voting, or getting technical support, see Questions and Answers About the 2025 Annual Meeting and Voting on page 66.

By Order of the Board of Directors of CSG Systems International, Inc.

Rasmani Bhattacharya

Secretary

April 1, 2025

HOW TO VOTE

You can vote by any of the following methods:

INTERNET (www.proxyvote.com) until 11:59 p.m. ET on May 13, 2025	BY TELEPHONE (1-800-690-6903) until 11:59 p.m. ET on May 13, 2025	BY MAIL Complete, sign and return your proxy by mail by May 13, 2025	ONLINE AT THE MEETING Shareholders of record may vote during the meeting by visiting our annual meeting website.

WE ENCOURAGE YOU TO SUBMIT YOUR PROXY WELL IN ADVANCE OF THE ANNUAL MEETING, EVEN IF YOU PLAN TO ATTEND.

CSG SYSTEMS INTERNATIONAL, INC. 2025 PROXY STATEMENT	iii

iv	CSG SYSTEMS INTERNATIONAL, INC. 2025 PROXY STATEMENT

Proxy Summary

This summary highlights information contained in this proxy statement. It is intended to assist you in your review of the proposals to be acted upon at the meeting, and to provide key information about CSG Systems International, Inc. (“we”, “us”, “our”, “CSG”, or the “Company”). Our corporate headquarters and principal executive office is located at 169 Inverness Dr W, Suite 300, Englewood, CO 80112. To find more complete information on any specific topic, please refer to the Table of Contents on the previous page.

2025 Annual Meeting

DATE AND TIME	VIRTUAL MEETING	RECORD DATE

May 14, 2025 8:00 a.m. Eastern Time	virtualshareholdermeeting. com/CSGS2025	March 20, 2025

These proxy materials are first being made available to shareholders starting on or about April 1, 2025.

Proposals to Be Voted Upon

PROPOSAL	Board Recommendation	Page Number For More Information
1. To elect three Class I directors	FOR Each Nominee	15
2. To approve, on an advisory basis, the compensation of our named executive officers	FOR	42
3. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2025	FOR	61

The Board of Directors (the “Board”) has set the number of directors as of the 2025 Annual Meeting of Shareholders (“Annual Meeting”) at ten. The Board currently consists of eleven directors. Ronald Cooper has informed the Company that he will retire effective at the conclusion of the Annual Meeting and will not be standing for re-election.

CSG SYSTEMS INTERNATIONAL, INC. 2025 PROXY STATEMENT	1

Proxy Summary

Proposals to Be Voted Upon

OVERVIEW OF DIRECTOR SKILLS AND EXPERIENCE

Name	Age	Director Since	Occupation	Independent	Committees(1)	Nominees for Term Expiring
Class I Nominees
GREGORY CONLEY	70	2021	Board member at TTEC Holdings		Compensation, Cybersecurity	2028
MARWAN FAWAZ	62	2016	Board member at NRG Energy and Ubicquia Inc.		Cybersecurity, SSG (Chair)	2028
SAMANTHA GREENBERG	49	2024	Chief Financial Officer at ID.me Inc.		Audit	2028
Continuing Directors						Term Expires
RACHEL BARGER	47	2022	President Go To Market at UKG		SSG (Chair-Elect)	2026
DAVID BARNES	63	2014	Former Chief Financial Officer at Trimble Inc.		Audit (Chair)	2026
RAJAN NAIK	53	2018	Chief Strategy Officer at Motorola Solutions, Inc. and Board member at Evolv Technologies		SSG	2026
HAIYAN SONG	59	2020	Executive Vice President and General Manager of CloudOps at NetApp		Compensation, Cybersecurity, SSG	2026
SILVIO TAVARES	53	2020	President and CEO at VantageScore, Board member at Federal Home Loan Bank of San Francisco, and Chair of the Board at Digital Commerce Alliance		Audit, Compensation (Chair)	2027
TSE LI “LILY” YANG	52	2021	Chief Financial Officer at Strava, Inc.		Audit, Compensation	2027
BRIAN SHEPHERD	57	2021	President and CEO at CSG			2027
(1)	We have four Committees: Audit, Compensation, Cybersecurity, and Sustainability, Social Responsibility, and Governance (“SSG”).

2	CSG SYSTEMS INTERNATIONAL, INC. 2025 PROXY STATEMENT

Proxy Summary

Director Independence and Experience

Overview of Director Skills and Experience

BOARD EXPERIENCE
Accounting/Financial Management	7	Human Capital Management	5
Corporate Governance	9	Marketing/Sales	6
Cybersecurity	7	Mergers/Acquisitions	10
Executive Leadership	11	Strategy	11
Global Business	9	Technology/Innovation	10

Director Independence and Experience

The Board has determined that each director except Mr. Shepherd, our President and CEO, is an “independent director” as defined in the applicable rules of The Nasdaq Stock Market, Inc. (“Nasdaq”) and applicable rules and regulations of the Securities and Exchange Commission (“SEC”). We believe that having a Board consisting of predominantly independent, experienced directors with independent oversight by a non-executive Chair (as described below) is in the best interests of the Company and its shareholders.

It is critical that we recruit and nominate independent directors who help achieve the goal of a well-rounded, diverse Board that functions respectfully as a unit. Our Board includes directors who have historical institutional knowledge of the Company and the markets we serve, complemented by directors who bring diversity of experience, perspectives, qualifications, and leadership to address the issues facing the Company. Our Board has made a concerted effort to recruit new directors to achieve the right blend between continuity and new perspectives. The following charts represent director independence, tenure, and diversity, assuming the three nominees are elected at the Annual Meeting.

CSG SYSTEMS INTERNATIONAL, INC. 2025 PROXY STATEMENT	3

Proxy Summary

Company Overview and Business Strategy

Company Overview and Business Strategy

CSG is a leader in innovative customer engagement, revenue management, and payments solutions that make ordinary customer experiences extraordinary. Our cloud-first architecture and customer-obsessed mindset help companies around the world launch new digital services, expand into new markets, and create dynamic experiences that capture new customers and build brand loyalty. For over 40 years, CSG’s technologies and people have helped some of the world’s most recognizable brands solve their toughest business challenges and evolve to meet the demands of today’s digital economy with future-ready solutions. With over 5,800 employees around the globe, CSG is the trusted technology provider for leading global brands in telecommunications, retail, financial services, and healthcare. Our solutions deliver real-world outcomes in over 115 countries.

Our award-winning solutions are built on proven public and private cloud platforms, and are available out-of-the-box, custom designed, or through end-to-end managed services.

Specifically, our SaaS solutions help our customers:

■	Improve customer engagement and reduce churn;
■	Reduce operating expenses and run their businesses more efficiently;
■	Grow revenue by quickly launching new digital services; and
■	Enter new markets to compete and win globally.

2024 Business Highlights

2024 was a strong record-setting year for CSG, demonstrating the health and resilience of our business. We reported profitable operating results and continued to execute upon our strategic initiatives. Key highlights include the following:

■	Generated $1.197 billion in total revenue, an all-time record high revenue milestone for CSG.
■	Increased our profitability, as measured by our operating income margin percentage in 2024.
■	Expanded our leadership position in the North American PayTV and broadband market by continuing to deepen our relationships with these customers and deploy new solutions.
■	Announced a watershed contract renewal with Comcast, extending our agreement through 2030 and expanding on a 35+ year relationship to continue to provide mission-critical support for Comcast’s Triple-Play broadband subscribers and other areas of Comcast’s business.
■	Announced record new logo wins and extensions in 2024 with big global brands, including Telenor Denmark, Lyse, Formula1, and Zain Sudan.
■	Continued our industry diversification efforts by increasing revenue from verticals outside the Communications Service Provider industry to approximately 30% of our revenue, up from approximately 28% in 2023.
■	Drove innovation and technology leadership with $158 million in research and development investments to enable a growing list of companies around the world to provide a more personalized customer experience and monetize new digital products and services.
■	Returned $102 million to shareholders through a combination of $35 million of declared dividends and $68 million in common stock repurchases. We also increased our 2024 dividend by 7% from the prior year, representing our 12th consecutive year of increasing our dividend payout. CSG has proudly returned approximately $540 million to shareholders over the past five years.
■	CSG’s Board of Directors authorized an additional $100 million share repurchase program in August 2024 to support continued shareholder returns.

4	CSG SYSTEMS INTERNATIONAL, INC. 2025 PROXY STATEMENT

Proxy Summary

Governance Practices

Governance Practices

Our corporate governance practices, summarized below, are reviewed regularly. We believe they reflect best practices.

Majority voting for uncontested director elections and plurality voting for contested director elections	Meaningful director and executive share ownership guidelines
Board-level oversight through the SSG Committee	Limited perquisites or other benefits
Independent Chair of the Board	Annual independent director evaluation of the CEO
All directors are independent (other than our Chief Executive Officer)	Code of Ethics and Business Conduct applicable to directors, officers, and employees
Regular executive sessions of independent directors	Regular shareholder engagement to understand shareholders’ views and insights
Independent Audit, Compensation, SSG, and Cybersecurity Committees	Annual shareholder advisory vote on named executive officer compensation
Audit Committee is updated regularly on accounting, audit, legal, risk, and compliance matters	Limitations and guidelines regarding simultaneous service on other public company boards
Independent executive compensation consultant	Clawback policy
Structured annual evaluation of the Board and the individual directors, with an independent third-party expert engaged every other year	Limitations on compensation awarded to our named executive officers (including no excise tax gross-ups) upon the occurrence of a change in control
Board engagement in long-term succession planning and talent management discussions	No evergreen provisions for equity plans

Compensation Highlights

Our compensation program is designed to attract and retain highly qualified executives and create incentive compensation opportunities aligned with our strategic goals, long-term shareholder value, and evolving competitive landscape and governance practices.

Executive compensation highlights for 2024 include:

97.5% of the votes cast on our 2024 say-on-pay proposal were in favor of our executive compensation program and policies

The Company’s financial performance resulted in a 2024 annual performance bonus achievement at 60.3% of target

Our NEOs earned an overall weighted achievement of 129.4% of target shares for our 2023 two-year performance-based long-term incentive (“LTI”) award’s financial objectives (revenue and non-GAAP earnings per share “EPS”) and 100% of target shares for our 2022 three-year relative Total Shareholder Return (rTSR), which was capped at 100% payout since the absolute TSR was negative

The portion of total target compensation based on the achievement of key financial and operational measures was 66% for our CEO and, on average, approximately 54% for our other named executive officers (“NEOs”)

In December 2024, our Board of Directors awarded our CEO with a five-year long-term incentive equity award that vests based on rigorous predetermined stock price thresholds over a five-year period, subject to time-based vesting conditions

CSG SYSTEMS INTERNATIONAL, INC. 2025 PROXY STATEMENT	5

Corporate Governance and Board of Directors

Overview

As described in this section, the Board has formalized several policies, procedures, and standards of sound corporate governance. We continue to monitor best practices and legal and regulatory developments with the view of refining our governance policies and procedures, as appropriate. The Board encourages you to visit the governance page on our website at ir.csgi.com/governance/documents-and-charters, which provides information about our corporate governance practices and includes the following documents:

■	Board Committee Charters
■	Code of Ethics and Business Conduct
■	Corporate Governance Guidelines
■	Stock Ownership Policy

We will disclose on our website any amendments to our Code of Ethics and Business Conduct and any waiver of a provision of our Code of Ethics and Business Conduct that is required to be disclosed under applicable SEC rules.

Information contained on, or accessible through, our website or any other website is not part of, nor incorporated by reference in, this proxy statement.

Insider Trading Policy

We have adopted an Insider Trading Policy governing the purchase, sale, and other dispositions of CSG's securities by our officers, directors, employees, consultants, or contractors who have contact with material nonpublic information, immediate family members of each of the foregoing, as well as the Company itself (“Covered Parties“). Pursuant to our Insider Trading Policy, no Covered Party may engage in any transaction involving CSG's securities during any period when the Covered Party is aware of material nonpublic information concerning CSG. Our Insider Trading Policy also prohibits Covered Parties from engaging in any transaction involving CSG's securities except during an Open Trading Window (as defined in the policy). We believe our Insider Trading Policy is reasonably designed to promote compliance with insider trading laws. A copy of our Insider Trading Policy is filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

Board Leadership Structure

The Board does not have a policy regarding separation of the roles of CEO and Chair of the Board and believes it is in the best interests of the Company to determine the appropriate leadership structure based on current circumstances.

Mr. Cooper has served as Chair of the Board since 2022 and will retire at the conclusion of the Annual Meeting and is not standing for re-election. Following a careful and thorough succession process, Marwan Fawaz, an independent director, was selected by the Board to succeed Mr. Cooper as Chair of the Board, subject to Mr. Fawaz being re-elected at the Annual Meeting. Mr. Fawaz was selected for this role by the Board based on his extensive experience in the industry and his many years of service on CSG's Board, and his appointment will ensure continuity in the Company's governance philosophy. The Board has determined that an independent director serving as Chair is in our best interests at this time. Our Board believes that an independent director serving as Chair ensures that the independent directors have a significant role in the active oversight of our business, including overseeing risk management, setting agendas, and establishing Board priorities and procedures. In the future, if the Board believes it would be in the best interests of the Company and our shareholders, the Board may decide that one person should serve as both CEO and Chair of the Board.

6	CSG SYSTEMS INTERNATIONAL, INC. 2025 PROXY STATEMENT

Corporate Governance and Board of Directors

Risk and Compliance Oversight

Risk and Compliance Oversight

Overall Risk Approach

The Board is responsible for oversight of our risks, including establishing our risk appetite and overseeing our risk management framework. The Board recognizes that effective risk oversight is important to the success of our strategy and is an integral part of its fiduciary duties to the Company and our shareholders. The Board believes well-considered risk-taking is a critical component of innovation and effective leadership but also recognizes that imprudently accepting risks or failing to appropriately identify and mitigate risks could negatively impact our business and shareholder value. The Board therefore seeks to foster a risk-aware culture that conforms to an established risk appetite framework while encouraging thoughtful risk-taking in pursuit of the Company’s strategic initiatives.

The Board exercises its risk oversight primarily through the Company's executive management, the Audit Committee, and the Cybersecurity Committee, as described below. The Board believes our current leadership structure facilitates its oversight of risk by combining independent leadership through the Board and the Audit Committee, with the experience of the Company's executive management team members, who each have intimate knowledge of our business, industry, and challenges.

Board Committee Risk Oversight

The Audit Committee receives regular reports on risk-related matters from members of executive management, including:

■	The Chief Compliance Officer, who reports functionally to the Chief Legal Officer and administratively to the Audit Committee, prepares reports summarizing compliance risks, issues, and activities.
■	The Head of Internal Audit, who reports functionally to the Audit Committee and administratively to the Chief Accounting Officer, prepares reports summarizing the results of internal audits, our enterprise risk program, and the related risks, issues, and activities.

Our Compensation Committee and SSG Committee monitor risks in their respective areas of responsibility and keep the Board informed of any specific risks through regular reports.

The full Board receives a report on cybersecurity on a quarterly basis from our Chief Information Officer (“CIO“) and Chief Information Security Officer (“CISO“), and the Cybersecurity Committee of the Board convenes as necessary to oversee critical or emerging cybersecurity risks and to ensure alignment on approach. Additionally, the Cybersecurity Committee reviews the outcomes of our regular tabletop exercises with our CIO and CISO and ensures that lessons learned have been incorporated into the overall strategy. For additional information on our cybersecurity risk oversight, please see Part I, Item 1C of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

Risk Assessment and Mitigation Program

We maintain a formal risk assessment and risk mitigation program. Our executive officers, in conjunction with members of our risk and security organizations, review this program periodically throughout the year. This program has three goals: (i) identify those risks that are most likely to affect our business; (ii) assign individual executives to be responsible for monitoring and mitigating each of those risks; and (iii) provide a formal mechanism for the assigned executives to report back periodically on the adequacy and effect of mitigation efforts. The Audit Committee and the Board regularly review the results of this program.

CSG SYSTEMS INTERNATIONAL, INC. 2025 PROXY STATEMENT	7

Corporate Governance and Board of Directors

Risk Management Structure and Responsibilities

Information Security Governance Program

The following chart outlines our information security governance program structure and controls.  For additional information on our information security governance program and cybersecurity risk oversight, please see Part I, Item 1C of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

Risk Management Structure and Responsibilities

The following chart outlines our risk management structure and responsibilities:

BOARD OF DIRECTORS Oversees Major Risks
■ Strategic and Competitive ■ Financial	■ Legal and Compliance ■ Operational	■ Cybersecurity ■ Brand and Reputational

Audit Committee

Primary Risk Oversight

■  Financial statement integrity and reporting

■  Major financial and other business risk exposures

■  Technology and privacy and data protection

■  Risk management framework

■  Legal and compliance

■  Internal controls

Compensation Committee

Primary Risk Oversight

■  Compensation and performance evaluations of executive officers

■  Incentive compensation programs

■  Succession planning for executive officers other than CEO

SSG Committee

Primary Risk Oversight

■  Governance structure and processes

■  Board performance

■  Shareholder concerns (including sustainability)

■  Independent director compensation policies and practices

■  Succession planning for CEO

■  Environmental, Social and Governance

Cybersecurity Committee Primary Risk Oversight ■ Data responsibility objectives, strategies, capabilities, and initiatives ■ Risk assessment ■ Mitigation protocols

8	CSG SYSTEMS INTERNATIONAL, INC. 2025 PROXY STATEMENT

Corporate Governance and Board of Directors

Annual Board Evaluation Process

Annual Board Evaluation Process

The Board is committed to a rigorous annual self-evaluation. The Chair of the SSG Committee coordinates an annual evaluation process that alternates between a self-evaluation survey and an evaluation conducted by an independent, third-party consultant. In 2024, the Chair of the SSG Committee led the self-evaluation process. The results of the annual evaluation were provided to the full Board for their consideration. Regular Board evaluations will continue to include a Board survey process.

Board Refreshment Policies

The Board does not have a mandatory retirement age or term limits because we believe such fixed rules do not recognize the continuing contributions of directors who have developed experience with, and insight into, the Company. However, the Board understands there is value in regularly reviewing and refreshing its composition, if appropriate, and continually evaluating the effectiveness of its directors as described herein.

What We Look for in Director Nominees

In recommending nominees for election as directors, the SSG Committee reviews the present composition of the Board to determine if additional qualities, skills, and expertise would help the Board and its committees properly discharge their responsibilities. When there is a need, the SSG Committee utilizes the services of executive search firms with well-established board practices to help identify and recruit qualified director nominees. When identifying and assessing a candidate’s qualifications, the SSG Committee considers, among other things:

■	the candidate’s independence, judgment, skills, background, and experience;
■	the candidate’s ability and willingness to devote the required amount of time to serve as a Board member and as a member of one or more Board committees;
■	the candidate’s other business and professional commitments and potential conflicts of interest; and
■	the number and type of other boards on which the candidate serves.

Although we do not have a written policy on director diversity, the SSG Committee values and seeks directors who encompass many different attributes, including background, experience, skills, substantive expertise, gender, ethnicity, geography, and education. Our Board is particularly interested in assembling a group of directors who understand the needs of our customers and also have experience in operations, finance, accounting, marketing, human resources, sales, and domestic and international business—particularly in the technology and communications service provider industries. We also consider whether nominees are active or retired executive officers of public or private companies and whether they have ever served on the board of a public company.

We expect Board members to display the personal attributes necessary to be effective directors: integrity, sound judgment, independence, and ability to collaborate. We believe the current members of our Board have an optimal variety of business and personal experiences, backgrounds, and expertise, and that they share the personal attributes described above. This year, upon the recommendation of the SSG Committee, the Board appointed Ms. Samantha Greenberg. Ms. Greenberg, who is standing for election for the first time since her appointment, was recommended by an independent third-party search firm and appointed to the Board in May 2024. For more information regarding the skills and experience of our directors, including Ms. Greenberg, please see the directors’ biographies, which begin on page 15, Proposal 1 — Election of Directors.

CSG SYSTEMS INTERNATIONAL, INC. 2025 PROXY STATEMENT	9

Corporate Governance and Board of Directors

Board Committees

Consideration of Director Recommendations by Shareholders

The SSG Committee will consider director recommendations by our shareholders in the same manner that the Committee considers other director candidates. A shareholder who wishes to make a recommendation should submit the recommendation in writing to the Secretary of the Company indicating the proposed nominee’s qualifications and other relevant biographical information and providing written confirmation that the proposed nominee consents to serve as a director if nominated and elected. Our Secretary will forward qualifying recommendations from shareholders to the Chair of the SSG Committee for further review and consideration. For shareholders who wish to nominate a director at a meeting, our bylaws provide that shareholder nominations for election to the Board are subject to certain advance notice and informational requirements. See Shareholder Proposals for additional requirements and information. Shareholders may obtain a copy of the relevant bylaw provisions from our Secretary at CSG Systems International, Inc., 169 Inverness Drive West, Suite 300, Englewood, Colorado 80112.

Board Committees

The charters for the Audit Committee, the Compensation Committee, and the SSG Committee are available on our website at ir.csgi.com/governance/documents-and-charters. All of the members of the Board’s committees are independent.

BOARD COMMITTEES
Director	Audit Committee	Compensation Committee	Cybersecurity Committee	SSG Committee
Rachel Barger(3)
David Barnes
Gregory Conley
Ronald Cooper(1)
Marwan Fawaz(2)
Samantha Greenberg
Rajan Naik
Brian Shepherd
Haiyan Song
Silvio Tavares
Tse Li “Lily” Yang
Chair	Member	Audit Committee Financial Expert
(1)	Mr. Cooper will retire at the conclusion of the 2025 Annual Meeting and is not standing for re-election. He will remain Chair of the Board and serve on the Audit Committee and Cybersecurity Committee through the 2025 Annual Meeting.
(2)	Mr. Fawaz will, subject to being re-elected to the Board, replace Mr. Cooper as Chair of the Board at the conclusion of the 2025 Annual Meeting. At such time, Mr. Fawaz will step down as Chair of the SSG Committee.
(3)	Ms. Barger will replace Mr. Fawaz as Chair of the SSG Committee at the conclusion of the 2025 Annual Meeting.

10	CSG SYSTEMS INTERNATIONAL, INC. 2025 PROXY STATEMENT

Corporate Governance and Board of Directors

Board Committees

Audit Committee

Number of Meetings in 2024: 9

The Audit Committee’s primary purposes are to oversee our accounting and financial reporting processes, the audits of our financial statements, and our risk and compliance management programs (excluding management of cybersecurity risk, which rests with the Cybersecurity Committee and the Board). All members of the Audit Committee satisfy all Nasdaq and SEC requirements applicable to audit committee members, and all members of the Audit Committee are “independent” as defined by the SEC and Nasdaq rules and regulations. The Board has determined that Mr. Barnes, Mr. Cooper, Mr. Tavares, Ms. Yang, and Ms. Greenberg are “audit committee financial experts” as defined by applicable SEC rules.

Compensation Committee

Number of Meetings in 2024: 5

The Compensation Committee’s primary purposes are to review and recommend management compensation and benefit policies, and to evaluate the performance and recommend the compensation of our executive officers. In addition, the Compensation Committee has independent authority to administer and grant equity awards (under our equity plans) and annual performance bonuses for executive officers, other than the CEO. The Compensation Committee is also responsible for ongoing risk oversight and risk evaluation of our compensation policies and practices for employees generally. The Compensation Committee may delegate any of its responsibilities to a subcommittee or the Chair of the Compensation Committee. The Compensation Committee may also delegate to one or more of our officers the authority to grant awards to non-executive officers and employees under our equity compensation plans. Since 2022, the Compensation Committee has delegated to the CEO the authority to grant equity awards to non-executive officers and other employees.

All members of the Compensation Committee satisfy all Nasdaq and SEC requirements applicable to compensation committee members, and all members of the Compensation Committee are “independent” as defined by the SEC and Nasdaq rules and regulations.

Determining Executive Officer Compensation and Use of Independent Executive Compensation Consultants

To assist the Compensation Committee with its responsibilities, the Compensation Committee retains an independent executive compensation consultant, consults with our CEO (other than with respect to compensation decisions for the CEO) and our Chief Experience Officer, and draws upon the extensive business experience of its members. The Compensation Committee directs the independent executive compensation consultant to prepare a comprehensive formal assessment of the competitiveness of our executive officer compensation program, including a comparison of the principal components of our program (base salaries, performance bonuses, and equity awards) and other compensation program elements with those of a peer group of other public companies as well as industry best practices. The Compensation Committee considers this assessment and other data provided by the independent executive compensation consultant in arriving at its decisions or recommendations to the Board with respect to base salaries, performance bonuses, long-term incentives, and other compensation program elements for our executive officers. For additional information about our executive compensation program, processes, and procedures, see Compensation Discussion and Analysis.

The Compensation Committee periodically evaluates the qualifications of its independent executive compensation consultant. During 2024, Semler Brossy, a national compensation consulting firm, provided executive compensation guidance to the Compensation Committee. Semler Brossy reported directly to the Compensation Committee Chair, and also coordinated with management for data collection and other work streams as directed by the Committee. Semler Brossy did not provide any other services to us in 2024.

During 2024, the Compensation Committee requested information from Semler Brossy, our executives, and our Board members in order to assess the independence of both of the Compensation Committee’s executive compensation consultant and to determine whether their work raised any conflict of interest. Based on the information provided, the Compensation Committee determined that Semler Brossy was independent and that its work did not raise conflicts of interest.

CSG SYSTEMS INTERNATIONAL, INC. 2025 PROXY STATEMENT	11

Corporate Governance and Board of Directors

Board Committees

Risks Related to Compensation Policies and Practices for All Employees

The Compensation Committee does not believe that risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on the Company. A number of the factors considered by the Compensation Committee when it develops executive compensation recommendations have the effect of mitigating risk. Additionally, executive officers and senior management regularly review our employee compensation policies and practices, including the elements of our compensation programs, to determine whether any element or program design encourages excessive risk-taking.

For more information about the factors we consider that reduce the likelihood of excessive risk-taking, see Risk and Compliance Oversight and Compensation Discussion and Analysis.

Sustainability, Social Responsibility, and Governance Committee

Number of Meetings in 2024: 4

The SSG Committee is the Company's nominating committee. Its primary purposes are to identify individuals qualified to become Board members, recommend to the Board nominees for election as directors, recommend directors for appointment to Board committees, evaluate the Board’s performance in conjunction with the formal and structured annual Board evaluation process, review and recommend the compensation of our directors, including awarding of equity to our non-employee directors, review CEO succession planning, oversee and support company commitments to Environmental, Social, and Governance (“ESG”) and other public policy initiatives as they pertain to business objectives and long-term strategy, and develop and recommend for Board approval our Corporate Governance Guidelines and Code of Ethics and Business Conduct.

All members of the SSG Committee are “independent” as defined by the SEC and Nasdaq rules and regulations.

Cybersecurity Committee

The Cybersecurity Committee convenes on an ad hoc basis to address critical or emerging cybersecurity concerns and to ensure alignment in the Company's approach to these issues. The Cybersecurity Committee’s primary purpose is to provide oversight, guidance, and recommendations to the Board on cybersecurity matters, including data responsibility objectives, strategies, capabilities, initiatives, and risk assessment and mitigation protocols for the Company. The members of this Committee have specific cybersecurity experience. Prior to February 2024, the Board managed cybersecurity matters through the Audit Committee and a Cybersecurity Subcommittee.

All members of the Cybersecurity Committee are “independent” as defined by the SEC and Nasdaq rules and regulations.

12	CSG SYSTEMS INTERNATIONAL, INC. 2025 PROXY STATEMENT

Corporate Governance and Board of Directors

Director Attendance at Meetings

Director Attendance at Meetings

During 2024, the Board held nine meetings. Each director attended at least 75% of the aggregate of the total number of meetings of the Board and of the committees on which they served. In addition, during 2024, the Board held three executive sessions during which only independent directors were present. The Board expects to continue to conduct executive sessions limited to non-employee directors, at least twice a year. Our non-employee directors may schedule additional executive sessions at their discretion.

Historically, most shareholders vote by proxy. Accordingly, directors are not required to attend our annual meetings. We expect, but do not require, employee directors to attend if their schedules permit, and non-employee directors are welcome to attend if they wish. All of our current directors attended our 2024 Annual Meeting. The Board scheduled the Annual Meeting to coincide with a regular quarterly meeting of the Board so that all members could more easily attend the Annual Meeting.

Communications with the Board

We invite shareholders or any other interested party to send written communications to the Board or to individual Board members. Please send your letter in care of the Secretary of the Company at the address of our principal offices as shown on the first page of this proxy statement or via email to our Investor Relations Department at john.rea@csgi.com. Any letter that relates to accounting, internal accounting controls, or auditing matters will be forwarded to the Chair of the Audit Committee. All other appropriate letters will be forwarded to the entire Board or to the individual Board member(s) to whom they are addressed. If a letter relates to publicly available information about the Company or our stock, the Secretary will respond to the writer directly. If a letter is primarily commercial in nature or, in the Secretary’s opinion, relates to an improper or irrelevant topic, the Secretary will make a record of it, but will not transmit the communication to the Board.

CSG SYSTEMS INTERNATIONAL, INC. 2025 PROXY STATEMENT	13

Corporate Governance and Board of Directors

Sustainability

Sustainability

At CSG, we are committed to integrating ESG principles into our business objectives to create long-term value and reduce risk. We believe it is our responsibility to make the world a better place for employees, customers, shareholders, and the communities where we live and work.

Our ESG workgroup is comprised of leaders with responsibility for business operations aligned to our ESG focus areas. These leaders incorporate guidance from the Sustainability Accounting Standards Board, the Task Force on Climate Related Financial Disclosures, and the United Nations Global Compact, and work with leading ESG disclosure frameworks.

As we continue to evolve our ESG practice, we are committed to sharing progress through our Global Impact Report in 2024 and beyond. View our Global Impact Report here: s205.q4cdn.com/304952928/files/doc_downloads/ESG/CSG_2024_Impact_Report.pdf.

Environmental

CSG recognizes our responsibility to the environment beyond legal and regulatory requirements. Our ongoing business strategy and operating methods reflect a focus on reducing our environmental impact, including our commitment to achieving carbon neutrality for Scope 1 and 2 emissions by 2035. CSG recently completed a double materiality assessment which will help us make data-based decisions to further our ESG objectives by identifying our key financial and sustainability impact areas.

Social

Attracting, growing, and retaining a future-ready workforce is critical to our success. CSG believes that inclusive companies that attract and grow employees with many different perspectives outperform others. As a result, this principle is reflected in how we lead, work, and deliver exceptional value to our customers.

Our global teams—with employees represented in over 20 countries—reflect a rich tapestry of backgrounds, cultures, identities, and experiences that celebrates the uniqueness of over 5,800 CSGers. We create this richness by building diverse talent pipelines and creating opportunities for mentoring, coaching, sponsorship, and development, including our Employee Belonging Groups and our special equity and mentorship programs to reward our top performing emerging leaders.

Ultimately, we aspire to be the employer of choice for growth-minded individuals who want to create a more future-ready company, community, and industry. We believe that with a culture-first, people-first philosophy, we will consistently do right by our employees, our customers, and our shareholders.

Governance

The Board has established policies, procedures, and standards for corporate governance. We continually review best practices and legal developments to refine our policies and procedures. Visit the governance page on our website at ir.csgi.com/governance/documents-and-charters for information on our corporate governance practices, including Board Committee Charters, Code of Ethics and Business Conduct, Corporate Governance Guidelines, and Share Ownership Policy.

14	CSG SYSTEMS INTERNATIONAL, INC. 2025 PROXY STATEMENT

Proposal 1 — Election of Directors

The Board is divided into three classes with staggered terms. The terms of our Class I Directors will expire at the Annual Meeting.

The Board, upon recommendation of the SSG Committee, has nominated Mr. Conley, Mr. Fawaz, and Ms. Greenberg to be re-elected as Class I Directors at the Annual Meeting. In addition, Mr. Cooper, a Class I Director, has announced that he is retiring in connection with the Annual Meeting and, as a result, the number of directors to serve on our Board following the Annual Meeting will be ten.

Unless a proxy is marked otherwise, the person acting under the accompanying proxy will vote to elect Mr. Conley, Mr. Fawaz, and Ms. Greenberg as the Class I Directors to serve until the 2028 annual meeting of shareholders. If a nominee declines or is unable to serve, then the person acting under the proxy may vote for the election of a substitute nominee selected by the Board, if any. We expect that all three nominees will be able to serve, and each of the nominees has consented to serve as a director.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE THREE NOMINEES FOR CLASS I DIRECTOR.

The following information relates to the Board’s nominees for election at the Annual Meeting and to the other directors whose terms of office will continue after the Annual Meeting.

Nominees for Class I Directors

GREGORY CONLEY
Age 70 Director Since: October 2021 Member of Compensation and Cybersecurity Committees Other public boards TTEC Holdings (since April 2012)

Mr. Conley has served as a board member at TTEC Holdings, a global customer experience technology company (Nasdaq: TTEC), since May 2012, where he is the Chair of the Audit Committee, a member of the Compensation Committee, and member of the Security and Technology Committee. Previously, Mr. Conley served as a board member at Travelport (May 2019-January 2024). He has served as Chief Executive Officer for many companies, including Aha! Software, Odyssey Group, Verio, and Tanning Technology, where he was also a board member. Prior to these roles, Mr. Conley was the Global General Manager of e-markets and Global General Manager of Travel and Transportation Industries at IBM (1995-2001), General Counsel and Chief Executive Officer at Galileo International (1989-1995), and an attorney at the law firm of Covington & Burling (1984-1989). Mr. Conley holds a JD from Georgetown University and a BS in Electrical Engineering from Purdue University.

SKILLS & QUALIFICATIONS:

■

Industry & Innovation: Over 30 years of experience in technology, software, travel and transportation.

■

Experience: Significant experience as Chief Executive Officer, General Counsel and board member. Strong financial expertise.

CSG SYSTEMS INTERNATIONAL, INC. 2025 PROXY STATEMENT	15

Proposal 1 — Election of Directors

Nominees for Class I Directors

MARWAN FAWAZ

Age 62

Director since:
March 2016

Chair-Elect of the Board effective at the conclusion of the Annual Meeting

Member of SSG and Cybersecurity Committees

Other public boards NRG Energy (since November 2023)

Mr. Fawaz is a board member at NRG Energy, a Fortune 500 energy company (NYSE: NRG), having been appointed in November 2023. He also serves as a board member at Ubicquia Inc., an artificial intelligence insights company, where he was appointed in December 2022. He was previously an Executive Advisor at global technology giants Google and Alphabet Inc. (September 2019-June 2022), and Chief Executive Officer at Nest Labs Inc., a home automation company (June 2016-August 2019). Additionally, Mr. Fawaz was Executive Vice President and Chief Executive Officer at Google/Motorola Home (2012-2013), Executive Vice President of Strategy and Operations and Chief Technology Officer at Charter Communications (2006-2011), and Senior Vice President and Chief Technology Officer at Adelphia Communications (2003-2006). Previously, he served as a board member of Synacor, Inc. (March 2012-January 2021), and in executive leadership roles within the telecommunications industry, such as Vice President Engineering and Operations at MediaOne and as Founder and Principal of Sarepta Advisors. He holds an MS in Electrical and Communication Engineering and a BS in Electrical Engineering from California State University at Long Beach.

SKILLS & QUALIFICATIONS:

■

Industry & Innovation: More than 30 years of experience in media, cable, telecommunications, and broadband. Comprehensive understanding of the business practices and technology used by CSG’s largest customers.

■

Experience: Served in multiple senior executive roles, with an emphasis on strategy, operations, and technology. Significant experience serving as a director of another public company and as an advisory board member to several large, global companies.

SAMANTHA GREENBERG
Age 49 Director since: May 2024 Member of Audit Committee

Ms. Greenberg is currently serving as the Chief Financial Officer at ID.me Inc., a digital identity innovator, a position she assumed in April 2023. She also serves on ID.me’s Risk Council. Prior to joining ID.me, she served as Chief Financial Officer of the technology-enabled hospitality company Mint House (December 2021-April 2023) and has held leadership roles at financial institutions including Citadel (February 2019-December 2021), Margate Capital Management (2016-2019) and Paulson & Co. (2009-2016). Ms. Greenberg is a former M&A investment banker and investor at Goldman Sachs (2007-2009), and private equity investor at Francisco Partners (1999-2001). Ms. Greenberg received her MBA from Stanford University’s Graduate School of Business, and graduated Summa Cum Laude from the Wharton School at the University of Pennsylvania with a B.S. in Economics and dual concentration in Finance and Strategic Management.  She has been named to Stanford University Graduate School of Business’ “Top 100 Alumni in Investing & Finance,” DCA Live’s “2023 Tech CFO Stars,” Ernst & Young’s “50 Leading Women in Hedge Funds,” and Institutional Investor’s “Hedge Fund Rising Stars.”

SKILLS & QUALIFICATIONS:

■

Industry & Innovation: More than 20 years of experience in technology, enterprise software and SaaS, cybersecurity, media, cable and telecommunications.

■

Experience: Strong experience in finance, capital markets, accounting, strategic planning, M&A transactions, debt and equity financings, data analytics, and regulatory compliance. Extensive experience driving shareholder value in public and private markets.

16	CSG SYSTEMS INTERNATIONAL, INC. 2025 PROXY STATEMENT

Proposal 1 — Election of Directors

Class II Directors — Term to Expire in 2026

Class II Directors — Term to Expire in 2026

RACHEL BARGER
Age 47 Director Since: August 2022 Member of SSG Committee (Chair-Elect effective at the conclusion of the Annual Meeting)

Ms. Barger is currently serving as President of Go To Market at UKG, a human capital management firm, a position she assumed in May 2024. Previously, she served as Senior Vice President, Americas Sales (May 2022-May 2024) and Senior Vice President, Global Enterprise Sales (October 2020-May 2022) at global technology developer, Cisco Systems, Inc., and as President and Managing Director Southeast Asia (January 2020-October 2020), Chief Operating Officer Asia Pacific Japan (April 2018-January 2020), and Regional Vice President of Sales (2016-2018) at SAP, an enterprise application and business AI company. She was General Manager, EMEA Region and Vice President of Global Strategic Accounts at Lithium Technologies (2014-2016) and held various senior positions at SAP Ariba (2004-2013). Ms. Barger earned an MBA from the Australian Graduate School of Management (UNSW) and a BS in Chemical Engineering from the University of Delaware. She is a Global Sponsor for UKG’s FireUP (Women in Business) and PRIDE Employee Resource Organizations.

SKILLS & QUALIFICATIONS:

■

Industry & Innovation: Over 20 years of experience in technology, mining, oil & gas, communications, manufacturing, and retail.

■

Experience: Global general management experience in sales, marketing, ecosystem, channel and partner management, customer success and adoption, software implementation, and business consulting. Experience in enterprise resource planning, digital customer engagement, enterprise networking, cybersecurity, and collaboration technologies.

DAVID BARNES
Age 63 Director since: February 2014 Member of Audit Committee (Chair)

Mr. Barnes retired from Trimble Inc., a technology provider supporting the construction and transportation industries, in January 2025, where he served as Chief Financial Officer from January 2020 through August 2024, and Chief Financial Officer Emeritus from August 2024 through January 2025. Previously, he served as Executive Vice President, Global Operations at Stantec Inc., a publicly traded global provider of engineering, consulting, and construction services (2016-2018), Executive Vice President and Chief Financial Officer at MWH Global Inc., an employee-owned engineering and construction firm acquired by Stantec Inc. (2009-2016), and Executive Vice President at Western Union Financial Services from 2006 to 2008. Additionally, Mr. Barnes was Chief Financial Officer at Radio Shack Corporation (2004-2006) and Vice President, Treasurer, and U.S. Chief Financial Officer at Coors Brewing Company from 1999 to 2004. Mr. Barnes holds an MBA from the University of Chicago and a BA from Yale University.

SKILLS & QUALIFICATIONS:

■

Industry & Innovation: Global and domestic experience in both emerging and mature markets, specifically construction, engineering, and finance.

■

Experience: Significant experience in strategic planning, business development, finance, and public company governance.  Extensive experience in driving shareholder value in a variety of complex international businesses.

CSG SYSTEMS INTERNATIONAL, INC. 2025 PROXY STATEMENT	17

Proposal 1 — Election of Directors

Class II Directors — Term to Expire in 2026

RAJAN NAIK
Age 53 Director since: August 2018 Member of SSG Committee Other public boards Evolv Technologies (since November 2023)

Dr. Naik is currently serving as Chief Strategy Officer at Motorola Solutions, Inc., a telecommunications company, a position he has held since March 2016, and as a board member at Evolv Technology, a security technology company (Nasdaq: EVLV), having been appointed in November 2023. Prior to joining Motorola Solutions, Dr. Naik held the role of Senior Vice President, Chief Strategy Officer at Advanced Micro Devices, a provider of high-performance computing, graphics, and visualization technologies from 2012-2015. From 2000 to 2012, Dr. Naik was a Partner at McKinsey & Company in the technology/media/ telecom practice. Dr. Naik holds a BS in Engineering from Cornell University and a PhD in Engineering from the Massachusetts Institute of Technology.

SKILLS & QUALIFICATIONS:

■

Industry & Innovation: Broad experience in technology, from semiconductors to enterprise software and hardware.

■

Experience: Extensive corporate strategy experience in mergers and acquisitions (40+ acquisitions) and corporate venture capital at Fortune 500 enterprises.  Led multiple enterprise transformations in sales effectiveness, supply chain and product development.

HAIYAN SONG
Age 59 Director since: January 2020 Member of Compensation, Cybersecurity, and SSG Committees

Ms. Song is an Executive Vice President and General Manager at CloudOps Business at NetApp, a global, intelligent data infrastructure company, having been appointed in April 2023. Prior to that, she served as Executive Vice President and General Manager, Security & Distributed Cloud at F5 Networks, a multi-cloud application services and security company (January 2021-March 2023) and as Senior Vice President and General Manager of Security Markets at Splunk, Inc., a leading software provider of operational intelligence for IT and cybersecurity (February 2014-December 2020). She held engineering and general manager roles within Hewlett Packard’s ArcSight Business Unit from 2010 to 2014. Ms. Song was Vice President of Engineering & Product at ArcSight for five years and joined Hewlett Packard when it acquired ArcSight in 2010. Ms. Song holds an MS and a BS in Computer Science from Florida Atlantic University. She also studied at Tsinghua University in China and completed the Stanford University Graduate School of Business Executive Program in General Management in 2012.

SKILLS & QUALIFICATIONS:

■

Industry & Innovation: Nearly 30 years of experience in enterprise software, SaaS, and cybersecurity, with focus on the APAC region.

■

Experience: Has incubated, grown, and secured market share leadership for new businesses, including building the security business at Splunk, Inc. and scaling annual revenue to over $1 billion. Named one of the Most Powerful Women in Tech by National Diversity Council (2016).

18	CSG SYSTEMS INTERNATIONAL, INC. 2025 PROXY STATEMENT

Proposal 1 — Election of Directors

Class III Directors — Term to Expire in 2027

Class III Directors — Term to Expire in 2027

BRIAN SHEPHERD
Age 57 Director since: January 2021

Mr. Shepherd was appointed President, CEO, and Board Member at CSG in January 2021. Prior to his role as Chief Executive Officer, Mr. Shepherd served as Executive Vice President and Group President (July 2017-January 2021), where he focused on accelerating the growth and strategic development of the company, and Executive Vice President and President of Global Broadband, Cable and Satellite at CSG (2016-2017). Prior to joining CSG, Mr. Shepherd held executive roles at TeleTech, Amdocs, DST Innovis, and McKinsey & Company. Mr. Shepherd received an MBA from Harvard Business School and graduated from Wabash College with a BA in Economics.

SKILLS & QUALIFICATIONS:

■

Industry & Innovation: Over 30 years of global business experience specializing in enterprise SaaS and cloud-based technology.

■

Experience: Executive management experience leading profit & loss, sales, go-to-market, services, strategy, corporate development, and marketing. Successfully led the acquisition and integration of over two dozen software, payments, analytics, and consulting companies.

SILVIO TAVARES
Age 54 Director since: May 2020 Member of Audit and Compensation (Chair) Committees Other public boards Federal Home Loan Bank of San Francisco (since January 2024)

Mr. Tavares is the President and CEO at VantageScore, a leading credit scoring and analytics company, a position he has held since October 2021. Mr. Tavares is also an independent board member at Federal Home Loan Bank of San Francisco (since January 2024) and Chairman of the Board of Directors at Digital Commerce Alliance Trade Association (since September 2021). He previously served as a board member of CPI Card Group (2016-2018). Mr. Tavares has served in a number of senior executive roles in the financial services and financial technology industries, having previously served as President and Chief Executive Officer of the Digital Commerce Alliance Trade Association (August 2013-September 2021), Senior Vice President and Global Head of the Information Products Business Unit at Visa, Inc. (2012-2013) and Senior Vice President and the Head of the Global Information and Analytics Business Unit at First Data Corporation (now part of Fiserv) (2006-2012). Mr. Tavares holds a JD from Boston University School of Law, an MBA from Boston College Carroll School of Management, and a BA in Electrical and Computer Engineering from Tufts University.

SKILLS & QUALIFICATIONS:

■

Industry & Innovation: Over 15 years in the payments industry.  Has authored over 15 issued or pending patents in payments, digital commerce, and analytics.

■

Experience: Executive management and Board member experience at several multi-billion-dollar public companies. Strong financial expertise. Capital markets attorney and investment banker.

CSG SYSTEMS INTERNATIONAL, INC. 2025 PROXY STATEMENT	19

Proposal 1 — Election of Directors

Class III Directors — Term to Expire in 2027

TSE LI “LILY” YANG
Age 53 Director since: February 2021 Member of Audit and Compensation Committees

Ms. Yang is the Chief Financial Officer at Strava, Inc, an online software platform catering to athletes, a position she has held since November 2021. Previously, Ms. Yang was the Chief Accounting Officer at Pinterest, Inc., a visual inspiration online platform (July 2017-November 2021), where she was instrumental in taking the company from late stage private to public in 2019. She served as Vice President of Finance and Accounting at Mediviation (2015-2017), where she was tasked with driving strategic growth and expansion before the company was acquired by Pfizer. Ms. Yang worked at Gilead Sciences (2003-2015), finishing her tenure as Vice President and Corporate Controller. Ms. Yang holds a BS in Accounting and Managerial Information Systems from Boston University and is a Certified Public Accountant (inactive).

SKILLS & QUALIFICATIONS:

■

Industry & Innovation: Nearly 30 years of experience in diverse organizations across the technology, healthcare, and other high growth industries.

■

Experience: Strong financial and accounting expertise with leadership experience in regulatory compliance, investment management, mergers and acquisitions, credit, business risk, strategic finance, corporate development, and data science and analytics.

20	CSG SYSTEMS INTERNATIONAL, INC. 2025 PROXY STATEMENT

Beneficial Ownership of Common Stock

Principal Shareholders

The table below sets forth each shareholder known by us to own beneficially more than 5% of our outstanding common stock as of February 28, 2025.

Percentage ownership calculations for beneficial ownership are based on 28,773,311 shares outstanding at the close of business on February 28, 2025.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percentage of Common Stock Outstanding
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	5,087,456(1)	17.68%
The Vanguard Group 100 Vanguard Boulevard Malvern, Pennsylvania 19355	3,849,258(2)	13.38%
(1)	Based solely on the Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 22, 2024, by reason of advisory and other relationships with persons who own shares of our common stock, BlackRock may be deemed to be the beneficial owner of a total of 5,087,456 shares, with shared voting and dispositive power as to zero shares, sole voting power as to 5,461,065 shares, and sole dispositive power as to 5,087,456 shares.
(2)	Based solely on the Schedule 13G/A filed by The Vanguard Group with the SEC on February 13, 2024, by reason of advisory and other relationships with persons who own shares of our common stock, Vanguard may be deemed to be the beneficial owner of a total of 3,849,258 shares, with shared voting power as to 57,783 shares, shared dispositive power as to 91,064 shares, sole voting power as to zero shares, and sole dispositive power as to 3,758,194 shares.

CSG SYSTEMS INTERNATIONAL, INC. 2025 PROXY STATEMENT	21

Beneficial Ownership of Common Stock

Directors and Executive Officers

Directors and Executive Officers

The following table sets forth, to our knowledge, the beneficial ownership of common stock held by each director and NEO of the Company (each of whom is included in the 2024 Summary Compensation Table), and other executive officers of the Company, individually, and by all directors and executive officers of the Company as a group, in each case, as of February 28, 2025.

Beneficial ownership is determined in accordance with SEC rules, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and includes shares of common stock issuable upon vesting or exercise of equity awards within 60 days of February 28, 2025. The information is not necessarily indicative of beneficial ownership for any other purpose. Percentage ownership calculations for beneficial ownership are based on 28,773,311 shares outstanding at the close of business on February 28, 2025.

Name	Total Shares of Common Stock Beneficially Owned(1)(2)	Percentage of Common Stock Outstanding
Rachel Barger	11,447	*
David Barnes	37,593	*
Elizabeth Bauer	78,122	*
Rasmani Bhattacharya	45,075	*
Gregory Conley	11,707	*
Ronald Cooper	40,561	*
Chad Dunnavant	36,124	*
Marwan Fawaz	31,793	*
Samantha Greenberg	4,723	*
Rajan Naik	25,793	*
Brian Shepherd	520,948	1.81%
Haiyan Song	19,475	*
Lori Szwanek	11,524	*
Silvio Tavares	19,475	*
Hai Tran	100,172	*
Michael Woods	27,221	*
Tse Li “Lily” Yang	15,379	*
ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP (17 PERSONS)	1,037,133	3.60%
*	Less than 1% of the outstanding common stock.
(1)	All shares reflected are shares of common stock and all persons listed have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws.
(2)	Includes restricted shares of common stock administered under the Amended and Restated 2005 Stock Incentive Plan of the Company, which have not vested and are itemized in the table below. Each holder of restricted shares may vote such shares but may not sell, transfer, or encumber such shares until they vest in accordance with the applicable restricted stock award agreement.

Name	Number of Restricted Shares That Have Not Vested as of February 28, 2025
Rachel Barger	4,723
David Barnes	4,723
Elizabeth Bauer	41,992
Rasmani Bhattacharya	33,653
Gregory Conley	4,723
Ronald Cooper	4,723
Marwan Fawaz	4,723
Samantha Greenberg	4,723
Rajan Naik	4,723
Brian Shepherd	269,390
Haiyan Song	4,723
Silvio Tavares	4,723
Hai Tran	71,101
Michael Woods	19,045
Tse Li “Lily” Yang	4,723
TOTAL (17 PERSONS AS A GROUP)	505,797

22	CSG SYSTEMS INTERNATIONAL, INC. 2025 PROXY STATEMENT

Compensation of Directors

After consultation with the Compensation Committee’s independent executive compensation consultant, including an analysis of peer and market practices, the Board sets the director compensation program to align with similar companies in our industry. Periodically, our Board of Directors reviews the competitiveness of our compensation program for non-employee directors.

Based on such analysis, supported by the Compensation Committee’s independent executive compensation consultant, the SSG Committee decided not to change our non-employee director compensation program in 2024.

Our non-employee director compensation program consists of the following:

Cash Compensation(1)
Annual retainer for non-employee director service(2)	$75,000
Additional annual retainer for Chair of the Board	$75,000
Additional annual retainer for committee member service(3)	$7,500
Additional annual retainer for committee chair service:
Audit Committee	$16,000
Compensation Committee	$16,000
Sustainability, Social Responsibility, and Governance Committee	$10,000
Equity Compensation(4)
Annual equity	$200,000
(1)	Cash retainers are paid in advance in quarterly installments, subject to such non-employee director’s continued service on the Board.
(2)	A director who is an officer or employee of the Company does not receive additional compensation for serving as a director or committee member. Mr. Shepherd is the only current officer or employee of the Company who serves as a director, and he does not currently serve on any Board committee.
(3)	Each non-employee director who serves as a committee member is entitled to only one committee member retainer irrespective of the number of committees on which such non-employee director serves.
(4)	Each non-employee director receives an annual equity grant in the form of restricted stock as determined by the SSG Committee and approved by the Board, which vests on the day immediately preceding the first annual general meeting of the Company’s shareholders occurring after the award date. Numbers of shares awarded are calculated by dividing the annual equity grant amount by the twenty-day trailing average of our common stock closing share price on Nasdaq (“20-day Trailing Average”), calculated twenty consecutive trading days prior to the award date.

CSG SYSTEMS INTERNATIONAL, INC. 2025 PROXY STATEMENT	23

Compensation of Directors

2024 Director Compensation

2024 Director Compensation

The following table contains information about the compensation of our non-employee directors for 2024. A director who is an officer or employee of the Company does not receive additional compensation for serving as a director or committee member. Mr. Shepherd is the only current officer or employee of the Company who serves as a director. All amounts have been rounded to the nearest dollar and pro-rated for actual time of service on the Board or committees.

Name	Fees Earned	Stock Awards(1)(2)	Total
Rachel Barger	$82,500	$189,203	$271,703
David Barnes	$98,500	$189,203	$287,703
Gregory Conley	$82,500	$189,203	$271,703
Ronald Cooper	$157,500	$189,203	$346,703
Marwan Fawaz	$92,500	$189,203	$281,703
Samantha Greenberg	$52,500	$189,203	$241,703
Rajan Naik	$82,500	$189,203	$271,703
Haiyan Song	$82,500	$189,203	$271,703
Silvio Tavares	$98,500	$189,203	$287,703
Tse Li “Lily” Yang	$82,500	$189,203	$271,703
(1)	This column reflects the aggregate grant date fair value of 4,723 shares of restricted stock granted to each non-employee director during the year computed in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718 (“ASC Topic 718”). The value reported excludes the impact of estimated forfeitures, if any. Assumptions used to determine these amounts are set forth in Note 13 of our 2024 Form 10-K.
(2)	The aggregate number of restricted stock awards that had not vested as of December 31, 2024, was 4,723 shares for each non-employee director. No other awards held by non-employee directors were outstanding as of that date.

Share Ownership Policy

In April 2022, the Board established a robust share ownership policy for our non-employee directors, CEO, and Executive Vice Presidents, which was updated in February 2024. Those covered by the policy must attain the minimum ownership level within five years of April 1, 2022 or within five years of their date of appointment, whichever is later. Individuals may not sell any shares of CSG stock that they own, including any net shares received upon the exercise of options or vesting of restricted stock or restricted stock units until the ownership requirements are met, subject to a limited number of exceptions.

The Board and management believe that share ownership aligns the interests of the Company’s non-employee directors, CEO, and Executive Vice Presidents with the interests of shareholders, promotes sound corporate governance, and demonstrates a commitment by leadership to the long-term future of the Company. All non-employee directors, the CEO, and Executive Vice Presidents are in compliance with the ownership policy, subject to applicable grace periods and other transfer limitations.

24	CSG SYSTEMS INTERNATIONAL, INC. 2025 PROXY STATEMENT

Compensation of Directors

Delinquent Section 16(a) Reports

Below is a summary of the required minimum share ownership levels:

Role	Minimum Ownership Level(1)	Compliance Status as of December 31, 2024
Non-Employee Board Directors	5x annual cash retainer	100%
CEO	6x base salary	100%
Executive Vice Presidents	3x base salary	100%
(1)	Stock value is determined by using a “20-day Trailing Average” ending on the applicable measurement date. Stock ownership for the purpose of compliance with these guidelines includes: shares purchased on the open market, shares obtained through the employee stock purchase plan, shares obtained through stock option exercise (and not thereafter sold), and vested shares of restricted stock or restricted stock units.

Management conducts an annual assessment to determine whether an individual has met the applicable requirements. Failure to comply with the share ownership guidelines will result in consequences to be determined by the Compensation Committee for the CEO, Executive Vice Presidents or the SSG Committee for non-employee directors.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our Section 16 officers (as defined in the applicable regulations), directors, and persons who beneficially own more than 10% of our common stock, to file certain reports of ownership and changes of ownership of our equity securities with the SEC. Officers, directors, and the shareholders who beneficially own more than 10% of such shares are required by SEC regulation to furnish to the Company copies of all Section 16(a) forms that they file.

Based solely on our review of the copies of such forms filed with the SEC and written representations from certain reporting persons, we believe that all filings required by our officers, directors, and persons who beneficially own more than 10% of our common stock were timely filed for the year ending December 31, 2024, except the inadvertently late filings of Michael Woods and Hai Tran. Mr. Woods did not timely file a Form 4 to report one transaction from February 29, 2024, but such form was subsequently filed on March 12, 2024. Additionally, Mr. Tran and Mr. Woods each did not timely file a Form 4 to report one transaction from March 28, 2024, but such forms were subsequently filed on April 3, 2024.

CSG SYSTEMS INTERNATIONAL, INC. 2025 PROXY STATEMENT	25

Compensation Discussion and Analysis

The Compensation Discussion and Analysis is organized as follows:

26	CSG SYSTEMS INTERNATIONAL, INC. 2025 PROXY STATEMENT

Compensation Discussion and Analysis

Executive Summary

This section explains our 2024 executive compensation program as it relates to the following NEOs.

Brian Shepherd President and Chief Executive Officer (“CEO”)	Hai Tran Executive Vice President and Chief Financial Officer (“CFO”)	Elizabeth Bauer Executive Vice President and Chief Experience Officer	Rasmani Bhattacharya Executive Vice President and Chief Legal Officer	Michael Woods(1) Executive Vice President and President of Communications, Media and Technology
(1)	Mr. Woods was promoted February 13, 2024, to Executive Vice President and President of Communications, Media and Technology.

Executive Summary

Company Overview and Business Strategy

CSG is a leader in innovative customer engagement, revenue management, and payments solutions that make ordinary customer experiences extraordinary. Our cloud-first architecture and customer-obsessed mindset help companies around the world launch new digital services, expand into new markets, and create dynamic experiences that capture new customers and build brand loyalty. For over 40 years, CSG’s technologies and people have helped some of the world’s most recognizable brands solve their toughest business challenges and evolve to meet the demands of today’s digital economy with future-ready solutions that drive exceptional customer experiences. Industry leaders in telecom, broadband cable, media, retail, healthcare, financial services, insurance, government, and other industries leverage the power of our technology to compete and win in the digital age.

Our approximately 5,800-plus employees around the globe have made CSG a trusted technology leader and SaaS platform provider to some of the biggest and most innovative brands around the world.

Our award-winning solutions are built on proven public and private cloud platforms, available out-of-the-box, custom, or through end-to-end managed services. Specifically, our solutions help our customers:

■	Improve customer engagement and reduce churn;
■	Reduce operating expenses and run their businesses more efficiently;
■	Grow revenue by quickly launching new digital services; and
■	Enter new markets to compete and win globally.

CSG SYSTEMS INTERNATIONAL, INC. 2025 PROXY STATEMENT	27

Compensation Discussion and Analysis

Executive Summary

Our Overall 2024 Performance

2024 was a strong record-setting year for CSG, proving the health and resilience of our business. We reported profitable operating results and continued to execute upon our strategic initiatives. Key highlights include the following:

■	Generated $1.197 billion in total revenue, an all-time record high revenue milestone for CSG.
■	Increased our profitability, as measured by our operating income margin percentage in 2024.
■	Expanded our leadership position in the North American PayTV and broadband market by continuing to deepen our relationships with these customers and deploy new solutions.
■	Announced a watershed contract renewal with Comcast, extending our agreement through 2030 and expanding on a 35+ year relationship to continue to provide mission-critical support for Comcast’s Triple-Play broadband subscribers and other areas of Comcast’s business.
■	Announced record new logo wins and extensions in 2024 with big global brands, including Telenor Denmark, Lyse, Formula1, and Zain Sudan.
■	Continued our industry diversification efforts by increasing revenue from verticals outside the Communications Service Provider industry to approximately 30% of our revenue, up from approximately 28% in 2023.
■	Drove innovation and technology leadership with $158 million of research and development investments to enable a growing list of companies around the world to provide a more personalized customer experience and monetize new digital products and services.
■	Returned $102 million to shareholders through a combination of $35 million of declared dividends and $68 million in common stock repurchases. We also increased our 2024 dividend by 7% from the prior year, representing our 12th consecutive year of increasing our dividend payout. CSG has proudly returned approximately $540 million to shareholders over the past five years.
■	CSG’s Board of Directors authorized an additional $100 million share repurchase program in August 2024 to support continued shareholder returns.

2024 Executive Compensation Highlights

Highlights of our 2024 Executive Compensation Program include:

■	Market-Aligned, Performance-Driven Compensation Programs. As in prior years, our executive compensation program was designed to compensate our NEOs in a manner that aligned with market practice and shareholder interests, and consisted of three primary components: base salary, cash annual bonus, and long-term equity incentives. Our annual bonus was based on objective and quantifiable revenue less transaction fees and non-GAAP operating margin goals, and our long-term incentives consisted of a majority of performance-based awards on multi-year revenue and non-GAAP EPS goals as well as relative total shareholder return (“rTSR”) compared to the Russell 2000.
■	Strong Say-on-Pay Support. Our 2024 Say-on-Pay proposal was approved by 97.5% of shareholders. Shareholder engagement is a key value and a significant factor in determining our compensation programs, and we are pleased with the positive response from shareholders to enhancements we have made in recent years.
■	Pay for Performance Alignment. Our financial performance resulted in a 2024 annual performance bonus achievement at 60.3% of target. Our NEOs earned an overall weighted achievement of 129.4% of target shares for our 2023 two-year performance-based LTI award’s financial objectives, and 100% for our 2022 three-year performance-based LTI award’s rTSR objectives. We view these outcomes as indicative of our rigorous goal-setting process.
■	Long-Term CEO Performance Award. In December 2024, our Board of Directors awarded our CEO with a five-year long-term incentive equity award that vests based on rigorous predetermined stock price thresholds over a five-year period, subject to time-based vesting conditions. The intention of this award was to create additional incentives beyond the goals and time frames of our ongoing performance-based LTI program and equity awards and to explicitly tie an additional portion of our CEO’s compensation to the successful execution of our long-term strategy and significant value creation for our shareholders. The award reflects the CEO’s pivotal role in executing our strategic long-term vision.

28	CSG SYSTEMS INTERNATIONAL, INC. 2025 PROXY STATEMENT

Compensation Discussion and Analysis

Executive Summary

Compensation Mix and Pay-for-Performance Compensation Program

A majority of the total target compensation for our NEOs was based on the achievement of key financial and operational measures under our annual performance bonus program and performance-based LTI awards.

CEO	Other NEOs - Average

Our NEOs achieved a payout of 2024 annual performance bonus along with 2022 and 2023 performance-based LTI awards vesting in 2024 under our executive compensation program as follows:

■	60.3% of target under the annual performance bonus program for 2024;
■	100.0% of target shares vest under the 2022 three-year market performance-based LTI awards; and
■	129.4% of target shares vest under the 2023 two-year financial performance-based LTI awards.

Each element of our executive compensation program is further described below.

Element(1)	Variability	Purpose	Weighting	FY2024 Terms/Outcomes
Annual Base Salary	Fixed	Provide assured, competitive base compensation that reflects the scope of responsibility, level of authority, and overall duties of the position	7-29%	All five of our NEOs received a salary increase in 2024 based on improving alignment with market and in recognition of additional responsibilities taken on by certain NEOs in 2024
Annual Performance Bonus Program	Performance-Based	Provide an annual bonus opportunity that is tied to predetermined Company performance goals and achievement of individual performance objectives to ensure focus on annual financial and operating results	11-21%	Based on Revenue less Transaction Fees and non-GAAP adjusted operating margin, and subject to a People & Culture Modifier, in addition to individual performance. Resulted in a 2024 bonus payout equal to 60.3% of target.
LTI Program-Performance-Based Awards	Performance-Based	Provide compensation and ownership opportunity based on the achievement of ambitious, multi-year strategic and shareholder goals(1)	30-55%	2024 performance-based LTI awards are tied to multi-year non-GAAP EPS and Revenue goals, as well as rTSR vs. the Russell 2000 Index
LTI Program-Time-Based Awards	Value Tied to Stock Price	Promote long-term retention and alignment with shareholder interests	20-29%	2024 time-based LTI awards vest 33.3% per year over three years
(1)	Other fixed compensation, such as competitive employee benefits, are not viewed as a significant component of our executive compensation program.

For more information, see 2024 Compensation.

CSG SYSTEMS INTERNATIONAL, INC. 2025 PROXY STATEMENT	29

Compensation Discussion and Analysis

Key Governance and Compensation Practices

Say-on-Pay Results

Summary of Say-on-Pay and Responsiveness

Shareholder engagement and feedback are key factors and a significant part of our ongoing review of corporate governance and executive compensation practices. We are committed to actively seeking feedback from our shareholders to foster constructive dialogue on our programs and the decision-making process behind them.

In 2024, we received strong Say-on-Pay support, where shareholders owning 97.5% of our shares approved our 2024 Say-on-Pay proposal. While we are pleased with the positive response from our shareholders to the enhancements we have made in recent years, we believe ongoing dialogue with our shareholders regarding executive compensation is important. As such, we continue to solicit and consider feedback from our shareholders as part of our regular outreach efforts.

Key Governance and Compensation Practices

We believe that the following governance and compensation practices reinforce our business strategy, culture, and values.

WHAT WE DO	WHAT WE DON’T DO
Majority of NEO pay is long-term and/or performance-based	No repricing or exchange of underwater options without shareholder approval
Meaningful share ownership policy	No income tax gross-ups in executive employment or severance agreements
Clawback policy for incentive-based compensation	No excessive perquisites or other benefits
Independent executive compensation consultant engaged by the independent Compensation Committee	No dividends or dividend equivalents paid on unvested time-based or performance-based shares
Financial and operational metrics for executive incentive awards support our long-term business strategy	No “single-trigger” change in control vesting of equity awards
Limit post-employment and change in control benefits	No hedging or pledging of the Company’s securities permitted or certain other practices such as insider trading
Hold annual say-on-pay vote
Actively review, compare, and benchmark peer company practices
Annually review compensation programs to assess risks and discourage excessive risk taking

30	CSG SYSTEMS INTERNATIONAL, INC. 2025 PROXY STATEMENT

Compensation Discussion and Analysis

How the Compensation Committee Determines Executive Compensation

How the Compensation Committee Determines Executive Compensation

The Compensation Committee evaluates and determines the base salary for each of our NEOs, other than the CEO, as well as the performance measures and target levels for the annual performance bonus program and performance-based LTI awards for the current year. The Compensation Committee evaluates and recommends to the Board the base salary, performance measures, and target levels for the annual performance bonus program and performance-based LTI awards for the current year for the CEO.

When making compensation decisions and recommendations, the Compensation Committee considers the following key factors:

■	Competitive peer group and market information and guidance provided by the Compensation Committee’s independent executive compensation consultant
■	Our financial and operational performance compared to the performance targets for our incentive plans
■	Progress on key strategic initiatives
■	Individual performance reviews and compensation recommendations provided by the CEO
■	Compensation Committee and Board evaluations, both formal and informal, of the NEOs, including the CEO

Role of the Independent Executive Compensation Consultant and Management

The Compensation Committee has sole authority and discretion to retain and terminate executive compensation consultants, independent legal counsel, and other advisers to help the committee perform its responsibilities. It also has the sole authority to approve the fees, scope, and other terms of engagement with its executive compensation consultant and other advisers, with full funding provided by the Company. The Compensation Committee is responsible for determining the independence of its executive compensation consultant and other advisers. Management is available on request to assist the compensation consultant by providing historical pay data and perspective on our competitive environment for recruiting managerial talent.

The Compensation Committee has retained Semler Brossy as its independent compensation consultant. In 2024, Semler Brossy attended Compensation Committee meetings, including executive sessions, and provided counsel on various compensation-related matters, including peer group selection, competitive market assessments, and insights into market trends in executive compensation and structuring LTI awards. The Compensation Committee assessed the independence of Semler Brossy pursuant to SEC rules and concluded that their work did not raise any conflicts of interest.

Role of Benchmarking in Determining Compensation and Peer Group

How We Use Peer Group Information

To assist the Compensation Committee in establishing 2024 compensation for the NEOs, our executive compensation consultant provided a competitive assessment using peer group compensation information for the primary elements of our NEO compensation packages. Along with our executive compensation consultant, the Compensation Committee analyzed and assessed peer group data for roles corresponding to and closely aligned with the roles of our NEOs.

The Compensation Committee recognizes that peer group comparisons may not be perfectly aligned because the responsibilities at peer group companies may not be directly comparable to those of our NEOs with similar or equivalent titles. The Compensation Committee generally considers total direct compensation for an NEO to be competitive if it is near the median of the peer group data.

CSG SYSTEMS INTERNATIONAL, INC. 2025 PROXY STATEMENT	31

Compensation Discussion and Analysis

2024 Compensation

Peer Group Used for Benchmarking

The peer group used for compensation benchmarking is created based on analysis and recommendations by our independent executive compensation consultant. The peer group is reviewed annually to ensure its composition and characteristics remain consistent with our objectives. As a result of the 2023 review for the 2024 compensation peer group, the Compensation Committee made changes to the peer group by removing two peers, Aspen Technology, Inc. and EVO Payments, Inc., as a result of merger and acquisition activity. The Compensation Committee selected peers based on a combination of business applicability, scale, and impact on peer group size. The 2024 peer group, shown below, includes the following 16 companies:

2024 COMPENSATION PEER GROUP
■ ACI Worldwide, Inc. ■ Black Knight, Inc. ■ Blackbaud, Inc. ■ Ebix, Inc. ■ Evertec, Inc. ■ ExlService Holdings, Inc. ■ Green Dot Corporation ■ Manhattan Associates, Inc.	■ Pegasystems Inc. ■ Perficient, Inc. ■ Progress Software Corporation ■ Sabre Corporation ■ TTEC Holdings, Inc. ■ Verint Systems Inc. ■ WEX Inc. ■ Zuora, Inc.

Peer Group Summary

■  Revenue from $473M to $2.915B 2023

■  CSG Revenue $1.17B 2023 55th Percentile Relative to Peers

■  Industry business focus:

■  Application & systems software

■  Data processing & outsourced services

■  Information technology & research consulting

■  Selected for:

■  Comparable size

■  Product

■  Service offering

■  Customers

■  Markets

2024 Compensation

Annual Base Salaries

Base salaries reflect the scope of responsibility, level of authority, and overall duties of the position. For 2024, the Compensation Committee recommended to the Board, and the Board approved, the following base salaries for our NEOs:

NEO	2024 Base Salary(1)	2023 Base Salary	% Increase in Base Salary from 2023
Brian Shepherd	$755,000	$730,000	3.42%
Hai Tran	$515,000	$500,000	3.00%
Elizabeth Bauer	$470,000	$450,000	4.44%
Rasmani Bhattacharya	$440,000	$425,000	3.53%
Michael Woods	$400,000	$350,000	14.29%
(1)	Base salary amounts were effective as of January 1, 2024.

Based on the review and assessment of peer data and competitive market practices for the duties and responsibilities of each position, the Compensation Committee recommended that the Board approve an increase in base salary for all of the NEOs. Mr. Woods’ increase was specifically driven by the expanded duties and responsibilities associated with his promotion to Executive Vice President.

32	CSG SYSTEMS INTERNATIONAL, INC. 2025 PROXY STATEMENT

Compensation Discussion and Analysis

2024 Compensation

Annual Performance Bonuses

Annual performance bonuses are awarded under the terms of our annual performance bonus program and are determined based on the following formula:

Base Salary	X	NEO Target Bonus Percentage	X (	Company Performance Percentage Achieved	+	People & Culture Percentage Achieved	) X	NEO Individual Performance Percentage Achieved	=	Total Bonus Earned

NEO Target Bonus Percentage

The Compensation Committee provides competitive performance-based bonus opportunities for the NEOs based on the achievement of annual goals. After considering the competitive compensation information provided by our executive compensation consultant, the 2024 and 2023 target bonus percentages for each NEO were as follows:

NEO	2024 Target Bonus %	2023 Target Bonus %
Brian Shepherd	150%	150%
Hai Tran	100%	75%
Elizabeth Bauer	75%	75%
Rasmani Bhattacharya	75%	75%
Michael Woods	75%	70%

All NEO target bonus percentages were maintained, except for the increase to Mr. Tran’s target bonus from 75% to 100% for 2024 and Mr. Woods’ target bonus from 70% to 75%, which were based on the Compensation Committee’s review and assessment of peer data, competitive market practices, individual performance, and the expansion of their respective responsibilities.

CSG SYSTEMS INTERNATIONAL, INC. 2025 PROXY STATEMENT	33

Compensation Discussion and Analysis

2024 Compensation

Company Performance Percentage

The Company performance percentage is based on our performance against two predetermined financial performance goals: GAAP revenue (“Revenue”) less transaction fees and non-GAAP adjusted operating margin percentage (as defined below). If we achieve the target levels of performance for both measures, the Company performance percentage achieved will be 100%. We must achieve the minimum threshold performance for both measures for the Company performance percentage to exceed zero. If we exceed target levels, the Company performance percentage may reach a maximum of 200%. The predetermined targets for 2024 performance bonuses were established by the Compensation Committee in January 2024. The following table shows our financial results with respect to the 2024 targets:

	2024 Minimum Threshold (30% Payout)	2024 Target (100% Payout)	2024 Maximum (200% Payout)	2024 Results
Revenue less Transaction Fees (in millions)	$1,093.0	$1,137.0	$1,177.0	$1,099.4
Non-GAAP adjusted operating margin percentage(1)	17.0%	17.25%	18.15%	18.15%
(1)	Non-GAAP adjusted operating margin percentage is calculated by dividing Non-GAAP operating income as a percentage of Revenue less transaction fees. Non-GAAP operating income is defined as our GAAP operating income with the following items added back, as applicable: (a) stock-based compensation; (b) restructuring and reorganization charges; (c) executive transition costs; and (d) acquisition-related expenses (e.g., amortization of acquired intangible assets, earn-out compensation, and transaction-related costs).

The Company’s performance percentage achieved for 2024 based on the results in the above table was calculated at 60.3% and was certified by the Compensation Committee in February 2025. The predetermined targets were established by the Compensation Committee in January 2024. The amount is determined by linear extrapolation between the intersection of established weighted percentages based on Revenue less transaction fees on the x-axis and non-GAAP adjusted operating margin percentage on the y-axis.

Michael Woods’ Customer Experience (CX) and North America Communications, Median & Technology (NA CMT) Performance

Mr. Woods’ bonus is based on the following predefined financial performance metrics of Customer Experience (CX) and North America Communication, Media, and Technology (NA CMT): (i) NA CMT Recognized Revenue (20% weighting); (ii) NA CMT Sales Bookings (15% weighting); (iii) NA CMT Direct Margin (15% weighting); (iv) CX Recognized Revenue (20% weighting); (v) CX Sales Bookings (15% weighting); (iii) CX Direct Margin (15% weighting). Based on actual performance delivered in 2024 against these measures and the outcome of the weighted measure calculation, Mr. Wood received a payout of 96.5%, exclusive of People & Culture modifier.

People & Culture Modifier Percentage

Our annual performance bonus program has included a People & Culture Modifier since 2022. The Board considered the People & Culture Modifier and determined that the 2024 annual performance bonuses did not merit a positive or a negative modification.

34	CSG SYSTEMS INTERNATIONAL, INC. 2025 PROXY STATEMENT

Compensation Discussion and Analysis

2024 Compensation

NEO Individual Performance Percentage

The final component of the annual performance bonus program is an evaluation of each NEO’s individual performance achievement expressed as a percentage, not to exceed 100%. This evaluation is based on the achievement of certain common and unique objectives described below. These non-financial objectives are important to our success and are designed to enhance shareholder value over the long term.

Common Objectives

Each NEO has multiple common objectives associated with the stewardship of his or her areas of responsibility. The specific objectives vary by NEO but typically include achieving both near- and long-term business objectives and meeting budget expectations.

Unique Objectives

The following are examples of categories of individual unique objectives based on area of responsibility:

■	Deliver on key development initiatives. The Company has a technology product roadmap that requires significant software development investments aimed at achieving specified feature and functional milestones, and overall, at modernizing our platforms and processes to enhance our market competitiveness.
■	Maintain and expand customer relationships. It is critical to ensure the relationships with our key customers remain strong and expand to ensure contract renewals result in more profitable revenue growth.
■	Contribute to growth initiatives. Implementation of our long-term strategic growth plan is a fundamental objective, including the successful completion and integration of our merger, acquisition, and partnership strategies.
■	Increase cost efficiency. Our NEOs are expected to identify and implement potential cost savings and process efficiencies in identified areas of the Company.
■	Employee development. Succession planning and development of key leaders and employees is an important organization-wide objective, including transitioning identified tasks and functions to new leaders, where applicable.

The Compensation Committee met in February 2025 to consider the 2024 performance of each NEO as compared to his or her respective performance goals. Mr. Shepherd summarized the 2024 performance of the other NEOs and presented information to the Compensation Committee for review. In addition, the Board met in February 2025 to review the 2024 performance of Mr. Shepherd. After evaluating each NEO’s performance, the Compensation Committee assigned each NEO, including Mr. Shepherd, an individual performance percentage of 100% for 2024.

Final Bonus Calculation

The following table provides each NEO’s earned 2024 annual performance bonus calculation:

NEO	Base Salary	NEO Target Bonus Percentage	Company Performance Percentage Achieved	People & Culture Modifier Percentage Achieved	x	NEO Performance Percentage Achieved	=	2024 Total Bonus Earned
Brian Shepherd	$755,000	150%	60.3%	0.0%		100%		$682,898
Hai Tran	$515,000	100%	60.3%	0.0%		100%		$310,545
Elizabeth Bauer	$470,000	75%	60.3%	0.0%		100%		$212,558
Rasmani Bhattacharya	$440,000	75%	60.3%	0.0%		100%		$198,990
Michael Woods(1)	$400,000	75%	96.5%	0.0%		100%		$289,515
(1)	Mr. Woods’ target bonus is based on predefined financial performance metrics and the achievement of Customer Experience (CX) and North America Communication, Media, and Technology (NA CMT) objectives.

CSG SYSTEMS INTERNATIONAL, INC. 2025 PROXY STATEMENT	35

Compensation Discussion and Analysis

2024 Compensation

Long-Term Incentive Program

We use our LTI program to provide variable pay compensation in the form of equity that rewards executives when we achieve long-term results that align with shareholders’ interests.

Under our LTI program, we generally grant our NEOs a combination of performance and time-based restricted stock awards (with such performance LTI awards eligible to vest and pay out at up to 200% of the target number of shares), which are administered under our Amended and Restated 2005 Stock Incentive Plan. Each NEO is awarded an aggregate LTI value based on a review of market data and recommendations from our Compensation Committee’s independent executive compensation consultant. For 2024, we added a fourth metric to our mix of awards to emphasize Organic Revenue Growth (defined below) while providing an appropriate balance of performance and time-based compensation to support our long-term strategy. We believe this mix motivates outstanding performance and encourages retention.

2024 LTI AWARD MIX

Award Type	Allocation Percentage	Alignment to Shareholder Interests
Performance-Based Restricted Stock

Vesting depends on our performance over a two-year to three-year period against specified predetermined performance measures:

■
Non-GAAP EPS (Two-Year)

■
Total Revenue (Two-Year)

■
Average Annual YoY Organic Revenue Growth % (Two-Year)

■
Three-Year Relative TSR

Time-Based Restricted Stock		Provides strong retention incentive over a three-year vesting period and furthers shareholder alignment; value realized for the award depends on our stock price when the award vests

LTI Grant Award Timing

Our Compensation Committee approves LTI awards for our NEOs during scheduled meetings of the Compensation Committee or the Board and LTI awards are made in accordance with the terms of our Amended and Restated 2005 Stock Incentive Plan. The timing of our annual LTI planning and equity grant process is in the first quarter of the year and we generally grant awards to our NEOs and other executives on the tenth of the month following approval. Similarly, during the year, on the same date each month, we may approve grants to certain new hires as part of their hiring total rewards package or grant to certain employees for key retention purposes or part of a special recognition program.

Our restricted stock award agreements provide for the accrual of cash dividends for unvested shares. Accrued dividends are only paid when (and to the extent that) shares vest and are forfeited if the underlying shares are not earned.

See the Executive Compensation Tables – 2024 Grants of Plan-Based Awards for additional information on the 2024 grants.

2024 Performance-Based LTI Award

The 2024 performance-based awards were based on Total Revenue, Average Annual YoY Organic Revenue Growth, Non-GAAP EPS, and TSR relative to the Russell 2000 Index. The portion of the award measured against Total Revenue, Average Annual YoY Organic Revenue Growth, and non-GAAP EPS has an opportunity to vest at the end of a performance period ending December 31, 2025, and the portion based on rTSR has an opportunity to vest at the end of a performance period ending December 31, 2026.

The Compensation Committee selected the measures described below, their associated weightings, and performance period length to focus executives on financial metrics key to our strategic objectives and on driving returns for our shareholders, while balancing long-term goal setting with maintaining a strong line of sight toward achievement on multi-year financial goals.

36	CSG SYSTEMS INTERNATIONAL, INC. 2025 PROXY STATEMENT

Compensation Discussion and Analysis

2024 Compensation

2024 PERFORMANCE-BASED LTI AWARD

Two-Year Performance Period Ending December 31, 2025 and Three-Year Performance Period Ending December 31, 2026
Performance Measures	Weighting	Definition
Non-GAAP EPS (Two-Year)	Calculated by dividing non-GAAP net income by the weighted average of fully-diluted shares outstanding for the period. Non-GAAP net income is defined as pre-tax income calculated in accordance with GAAP, adding back the following items, as applicable:
(a) restructuring and reorganization charges; (b) executive transition costs; (c) acquisition-related expenses (e.g. amortization of acquired intangible assets, earn-out compensation and transaction-related costs); (d) stock-based compensation; (e) gain (loss) on acquisitions or dispositions; and (f) gain (loss) on the debt extinguishment/conversion; less income tax expense, determined by applying a non-GAAP effective income tax rate.
Total Revenue (Two-Year)		Revenue as reported under GAAP.
Average Annual YoY Organic Revenue Growth (Two-Year)		Average Annual Year-over-Year Organic Revenue Growth Percent. Organic Revenue Growth is calculated as the percentage increase in total revenue excluding revenue from acquired companies for a period of 12 months following the date of the acquisition. Calculation of the Organic Revenue Growth will be certified to the Compensation Committee.
Three-Year Relative TSR		Percentile ranking against Russell 2000 Index over a three-year period.

For the non-GAAP EPS, Total Revenue, and Average Annual YoY Organic Revenue Growth performance measures, we have established minimum, target, and maximum measures, for which our NEOs may earn from zero to 200% based on the level of achievement over the two-year performance period. For the relative TSR performance measure, we have established minimum, target, and maximum measures, for which our NEOs may earn from 0% to 200% based on the level of achievement over the three-year performance period. The payout is capped at 100% if the absolute TSR is negative.

Due to the competitively sensitive nature of our performance goals, we do not publicly disclose specific financial metric targets. However, the Compensation Committee carefully establishes the financial metric targets and each goal is set at a rigorous growth level and is closely aligned with our forward-looking business strategy.

2024 Time-Based LTI Award

Our time-based restricted stock awards are designed to significantly strengthen the retention value of our LTI program by providing a full value component to balance our performance-based awards. The time-based restricted stock awards generally vest ratably over a three-year period, beginning on the first anniversary of the grant date, subject to continued employment with the Company.

CSG SYSTEMS INTERNATIONAL, INC. 2025 PROXY STATEMENT	37

Compensation Discussion and Analysis

2024 Compensation

2022 Performance-Based LTI Award

The 2022 three-year performance-based LTI awards, as certified by the Compensation Committee in February 2025, vested at 100% of the target shares based on the achievement levels for our percentile ranking among a peer group of companies included in the Russell 2000 Index as of the last day of the rTSR performance period. The following table summarizes key terms of these awards and the actual performance results:

2022 THREE-YEAR PERFORMANCE-BASED LTI AWARD RESULTS

Performance Period Ended December 31, 2024
Performance Measures	Weighting	2022-2024 Three-Year Performance Target (%ile)	2022-2024 Three-Year Actual Performance Achievement (%ile)(2)	Performance Achieved(3)
Three-year rTSR Percentile Ranking(1)	25.0%	50th	54th	100%
(1)	Calculated by percentile ranking against Russell 2000 Index over a three-year period.
(2)	Actual CSG rTSR percentile ranking as 54th, relative to peers as reported by independent third party.
(3)	Actual performance achieved at 100% of target. The payout was capped at 100% as the absolute TSR was negative.

2023 Performance-Based LTI Award

The 2023 two-year performance-based LTI awards vested at 129.4% of the target shares based on the achievement levels for our 2024 financial and operational results certified by the Compensation Committee in February 2025. The following table summarizes key terms of these awards and the actual performance results:

2023 TWO-YEAR PERFORMANCE-BASED LTI AWARD RESULTS

Performance Period Ended December 31, 2024
Performance Measures	Weighting	2023-2024 Two-Year Performance Target (100%)	2023-2024 Two-Year Actual Performance Achievement	Performance Achieved(3)	Weighted Achievement
Non-GAAP EPS(1)	37.5%	$ 3.85	$4.72	200.0%	100.0%
Revenue(2)	37.5%	$1,300.0	$1,197.2	58.8%	29.4%

TOTAL WEIGHTED ACHIEVEMENT					129.4%
(1)	Evaluated against 2024 actual results. Calculated by dividing non-GAAP net income by the weighted average of fully-diluted shares outstanding for the period. Non-GAAP net income is defined as pre-tax income calculated in accordance with GAAP, adding back the following items, as applicable: (a) restructuring and reorganization charges; (b) acquisition-related expenses (e.g. amortization of acquired intangible assets, earn-out compensation, and transaction-related costs); (c) stock-based compensation; (d) executive transition costs; (e) gain (loss) on acquisitions or dispositions; and (f) gain (loss) on debt extinguishment/conversion, less income tax expense, determined by applying a non-GAAP effective income tax rate.
(2)	Evaluated against 2024 actual results and actual CSG revenue as reported under GAAP. Revenue in millions. The total Revenue achievement percentage is determined through linear interpolation
(3)	Performance achieved capped at 200%

CEO Performance-Based Equity Award

In late 2024, recognizing the ambitious nature of our long-term business strategy and the need for a strong performance incentive aligned with goals and a time frame that exceed those of typical annual equity awards under our LTI program, our Board approved a performance-based equity award for our CEO (“CEO Performance Award”). The CEO Performance Award is intended to provide an enhanced link between our CEO’s long-term incentives and the successful execution of our bold, multi-year strategic goals, which we believe, if effectively executed, can drive stock price performance and significant long-term shareholder value.

The Board only considers awards outside our annual equity programs in limited scenarios, where extraordinary strategic, competitive, or individual factors justify additional performance incentives. In this case, the Board determined that a long-term, stock-price growth-based award was appropriate based on the following reasons:

■	CSG is undergoing a five-year strategic transformation focused on revenue growth, profitability, cash flow expansion, and revenue diversification. The success of this strategy will be directly measured by its impact on our shareholders.

38	CSG SYSTEMS INTERNATIONAL, INC. 2025 PROXY STATEMENT

Compensation Discussion and Analysis

Clawback Policy

■	The Board believes that the CEO’s incentives should be closely tied to long-term shareholder value. The CEO Performance Award strengths that alignment by linking compensation to stock performance beyond the scope of typical annual equity awards, both in terms of timeframe and performance rigor.
■	The stock price metric ensures that a portion of our CEO’s compensation is directly tied to the impact of our strategic plan on shareholder value. This structure also provides flexibility in an uncertain market environment, where setting precise long-term operational goals can be challenging.

The CEO Performance Award had a grant date value of $4.0 million based on the closing price of CSG common stock on the date of grant, representing a 100% achievement, with a right to earn additional shares representing up to 200% achievement. The CEO Performance Award vests contingent upon the achievement of predetermined stock price thresholds over a five-year period, all of which are set above our all-time high stock price. Achievement of the CEO Performance Award is also subject to time-based service vesting conditions of between three and five years. The stock price thresholds and service vesting period for each tranche are outlined in the table below. Significant, sustained stock price growth is required for any shares to vest, requiring a 40% increase from the grant date stock price to be achieved to vest at target levels, reinforcing the CEO Performance Award’s emphasis on long-term, sustained stock price growth and strong alignment with shareholder interests.

Tranche	Stock Price Threshold	Cumulative Award Shares Eligible to Vest (as a % of the number of Target Shares)	Service Vesting Dates	% Growth from Grant Price $53.71
1	$70	50%	December 10, 2027	30%
2	$75	100%	December 10, 2028	40%
3	$80	150%	December 10, 2029	49%
4	$85	200%	December 10, 2029	58%

The stock price threshold will be deemed achieved as of the date on which the 90 calendar day trailing average per closing stock price equals or exceeds that stock price threshold. Subject to continued employment with CSG per the terms of the CEO Performance Award, each tranche of the CEO Performance Award will vest on the later of: (i) the achievement of the applicable stock price threshold; or (ii) the applicable service vesting date. Any portion of the CEO Performance Award that does not vest by December 10, 2029 will be forfeited. Under the terms of the CEO Performance Award, the CEO Performance Award may vest in full or in part, to the extent that stock price thresholds have been met, upon an involuntary termination of employment (including a constructive termination) following a change in control.

Clawback Policy

We adopted an updated clawback policy in November 2023 to address the recovery of erroneously awarded incentive-based compensation in compliance with SEC and Nasdaq rules. Our clawback policy authorizes the Company to reduce, cancel, or require the recovery of all or a portion of a current or former executive officer’s annual bonus or LTI compensation award, including the recoupment of cash, time-based stock compensation, and performance-based stock compensation, in the context of a material restatement of the financial statements of the Company due to material noncompliance with any financial reporting requirement under applicable securities laws. In connection with our executive severance policy, the Company is also authorized to reduce or cancel, or require the recovery of all or a portion of an NEO’s annual bonus or LTI award paid as severance under such policy.

Anti-Hedging and Anti-Pledging Policy

As part of our Insider Trading Policy, all employees and directors (and their designees) are prohibited from engaging in short sales of our securities and engaging in transactions that are designed to hedge, pledge, or offset any decrease in the market value of our stock, including certain forms of hedging, pledging and monetization transactions, such as zero-cost collars, prepaid variable forward sale contracts, equity swaps, and exchange funds.

CSG SYSTEMS INTERNATIONAL, INC. 2025 PROXY STATEMENT	39

Compensation Discussion and Analysis

Other Considerations

Other Considerations

Other Benefits

The Compensation Committee does not believe that perquisites and other benefits should play a major role in the overall compensation of our NEOs. We offer our NEOs substantially the same benefits as our other employees, including health, dental, vision coverage, life and disability insurance, and the opportunity to defer a portion of their annual base salary and annual performance bonus through a 401(k) plan that is generally available to our U.S.-based population. The 401(k) plan includes Company matching contributions.

In 2021, the Board decided to freeze the non-qualified deferred compensation program discussed in 2024 Non-Qualified Deferred Compensation. Under this plan, in prior active years, a matching contribution was made equal to 25% of NEOs’ contributions, up to a maximum of $6,250 per NEO per year. Due to the limited historical employee participation rate in the non-qualified deferred compensation program, the Board froze the plan effective January 1, 2022, and as such prohibited any future contributions to the program.

Our NEOs participate in an Executive Severance Plan that provides benefits in the event of an involuntary separation from service. See Severance and Change in Control Benefits for details.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code and regulations promulgated thereunder generally limit the amount of compensation we can deduct in any one fiscal year for compensation paid to our CEO, CFO, and certain other covered employees to $1 million. The changes in U.S. tax law expanded the definition of “covered employees” to include any person who served as chief executive officer or chief financial officer at any time during a taxable year, as well as any person who was ever identified as a covered employee in 2017 or any subsequent year. While the Compensation Committee considers the deductibility of compensation as one factor in determining executive compensation, it retains the flexibility to grant discretionary awards and make payments that it determines to be consistent with the goals of our executive compensation program even if the amounts are not deductible by the Company for tax purposes.

Accounting Considerations

Financial Accounting Standards Board ASC Topic 718, Compensation—Stock Compensation (“ASC Topic 718”), requires us to recognize an expense for the fair value of equity-based compensation awards over the expected service period. Grants of stock awards under our equity incentive award plans are accounted for under ASC Topic 718. We will consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align the accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

40	CSG SYSTEMS INTERNATIONAL, INC. 2025 PROXY STATEMENT

Report of the Compensation Committee

We have reviewed and discussed with the management of the Company the Compensation Discussion and Analysis, which appears in this proxy statement as is required by Item 402(b) of SEC Regulation S-K.

Based upon such review and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee of the Board of Directors

Silvio Tavares, Chair
Gregory Conley
Haiyan Song

CSG SYSTEMS INTERNATIONAL, INC. 2025 PROXY STATEMENT	41

Proposal 2 — Advisory Vote to Approve the Compensation of Our Named Executive Officers

We are asking our shareholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our NEOs as disclosed in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on the compensation of our NEOs. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies, and practices described in this proxy statement.

As described in Compensation Discussion and Analysis, our executive compensation program is designed to attract and retain qualified executives, recognize and reward individual performance, and align executive pay with shareholder return over both the short and long term. Under our executive compensation program, our NEOs are rewarded for achieving specific annual and long-term strategic, financial, and operational goals, and for increasing shareholder value.

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee, or our Board. The approval or disapproval of this proposal by shareholders will not require the Board or the Compensation Committee to take any action regarding our executive compensation practices. However, the Board and Compensation Committee value the opinions of our shareholders and will consider the outcome of the vote when considering future decisions on the compensation of our NEOs.

THE BOARD RECOMMENDS A VOTE FOR THE APPROVAL OF THE ADVISORY VOTE ON THE COMPENSATION OF OUR NEOS.

42	CSG SYSTEMS INTERNATIONAL, INC. 2025 PROXY STATEMENT

Executive Compensation Tables

2024 Summary Compensation Table

The following table sets forth certain information with respect to the compensation earned by our NEOs during the years ended December 31, 2024, 2023, and 2022, as applicable. All dollar values have been rounded to the nearest dollar.

Name and Principal Position	Year	Salary ($)	Bonus ($)(2)		Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)		All Other Compensation ($)(6)	Total ($)
Brian Shepherd(1) President and CEO	2024	$754,519	$		$9,467,733	$682,898		$79,817	$409,406	$11,394,373
	2023	$725,385	$		$5,700,333	$1,250,490	$		$320,042	$7,996,250
	2022	$700,000	$		$5,986,094	$551,250	$		$278,616	$7,515,960
Hai Tran(1) EVP and CFO	2024	$514,712	$		$2,703,685	$310,545	$		$140,074	$3,669,016
	2023	$496,154	$		$2,114,674	$428,250	$		$100,004	$3,139,082
	2022	$475,001	$		$1,995,384	$224,438	$		$49,817	$2,939,077
Elizabeth Bauer(1) EVP and Chief Experience Officer	2024	$469,616	$		$1,602,161	$212,558		$341,835	$91,058	$2,717,228
	2023	$442,308		$23,945	$1,011,372	$385,425	$		$69,022	$1,932,072
	2022	$395,693		$40,000	$1,025,570	$189,000	$		$54,795	$1,705,058
Rasmani Bhattacharya(1) EVP and Chief Legal Officer	2024	$439,712	$		$1,351,842	$198,990	$		$70,020	$2,060,564
	2023	$421,154	$		$781,536	$364,013	$		$47,469	$1,614,172
	2022	$384,616	$		$813,950	$184,340	$		$30,293	$1,413,199
Michael Woods(1) EVP and President of Communications, Media and Technology	2024	$399,039	$		$797,338	$289,515	$		$44,971	$1,530,863
(1)	Mr. Shepherd received a Board approved salary increase effective January 1, 2024, to an annual salary of $755,000. Mr. Tran received a Board approved salary increase effective January 1, 2024, to an annual salary of $515,000. Ms. Bauer received a Board approved salary increase effective January 1, 2024, to an annual salary of $470,000. Ms. Bhattacharya received a Board approved salary increase effective January 1, 2024, to an annual salary of $440,000. Mr. Michael Woods received a Board approved salary increase effective January 1, 2024, to an annual salary of $400,000.
(2)	In connection with Ms. Bauer’s expansion of responsibilities for CSG’s people function beginning May 1, 2022, Ms. Bauer received a special cash bonus which is based on an additional $20,000 per quarter, prorated, for each three-month period leading CSG’s People function in 2022 and 2023, and ending on February 18, 2023.
(3)	The amounts in the Stock Awards column reflect the aggregate grant date fair value of performance--based and time-based restricted stock awards granted in each respective year, computed in accordance with ASC Topic 718, excluding the impact of estimated forfeitures. Assumptions used to determine these amounts are set forth in Note 13 of our 2024 Form 10-K. The aggregate grant date fair value of stock awards, which are comprised of performance-based and time-based awards, includes the grant date fair value for the performance-based LTI awards calculated based on the target number of shares. Performance-based LTI awards are granted at target with the ability to earn additional shares for overperformance up to 200% of the target number of shares. For 2024 the total aggregate fair value of performance-based equity awards, assuming the highest level of performance, would be as follows: Mr. Shepherd - $13,422,152, Mr. Tran - $3,265,486, Ms. Bauer - $1,935,074, Ms. Bhattacharya - $1,632,742, and Mr. Woods - $943,024. See 2024 Grants of Plan-Based Awards for details.
(4)	Represents the annual performance bonus amounts earned by our NEOs in the respective years. Such amounts are paid during the first quarter following the year in which the bonus was earned. See Final Bonus Calculation for details.
(5)	Represents above-market earnings on previous nonqualified deferred compensation balances for Mr. Shepherd and Ms. Bauer. See 2024 Non-Qualified Deferred Compensation for details.

CSG SYSTEMS INTERNATIONAL, INC. 2025 PROXY STATEMENT	43

Executive Compensation Tables

2024 Summary Compensation Table

(6)	For 2024, the “All Other Compensation” column includes the following amounts:

All Other Compensation Items	Brian Shepherd	Hai Tran	Elizabeth Bauer	Rasmani Bhattacharya	Michael Woods
Company 401(k) retirement plan contributions	$18,975	$18,975	$18,975	$18,975	$18,975
Accrued dividends(a)	381,284	112,322	63,793	50,702	25,219
Perquisites or other benefits(b)	9,147	8,777	8,290	343	777
TOTAL	$409,406	$140,074	$91,058	$70,020	$44,971
(a)	Represents accrued dividends on restricted stock awards earned in 2024 on shares of unvested restricted stock.
(b)	Includes the cost of premiums for group term life insurance; incremental cost of Company award excellence trip for Mr. Shepherd, Mr. Tran and Ms. Bauer; incremental cost of gifts for Mr. Tran, Ms. Bhattacharya and Mr. Woods; other Company provided health benefits for Mr. Shepherd, Mr. Tran, and Mr. Woods as available to all U.S. employees.

44	CSG SYSTEMS INTERNATIONAL, INC. 2025 PROXY STATEMENT

Executive Compensation Tables

2024 Grants of Plan-Based Awards

2024 Grants of Plan-Based Awards

The following table contains information about grants of non-equity and equity incentive plan-based awards during 2024 to our NEOs. These amounts are not realized income. All dollar values have been rounded to the nearest dollar.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)(3)		All Other Stock Awards	Grant Date
NEO	Grant Date	Min Threshold ($)	Target ($)	Maximum ($)	Target (#)	Maximum (#)	Number of Shares of Stock or Units(4)	Fair Value of Stock and Option Awards(5)
Brian Shepherd		$339,750	$1,132,500	$2,265,000
	March 10, 2024(2a)				58,426	116,852		$3,101,252
	March 10, 2024(2b)				19,475	38,950		$1,101,506
	March 10, 2024						51,934	$2,756,657
	December 10, 2024(3)				74,475	148,950		$2,508,318
Hai Tran		$154,500	$515,000	$1,030,000
	March 10, 2024(2a)				22,698	45,396		$1,204,810
	March 10, 2024(2b)				7,566	15,132		$427,933
	March 10, 2024						20,176	$1,070,942
Elizabeth Bauer		$105,750	$352,500	$705,000
	March 10, 2024(2a)				13,451	26,902		$713,979
	March 10, 2024(2b)				4,483	8,966		$253,558
	March 10, 2024						11,956	$634,624
Rasmani Bhattacharya		$99,000	$330,000	$660,000
	March 10, 2024(2a)				11,349	22,698		$602,405
	March 10, 2024(2b)				3,783	7,566		$213,966
	March 10, 2024						10,088	$535,471
		$90,000	$300,000	$600,000
Michael Woods	January 10, 2024						1,900	$96,330
	March 10, 2024(2a)				5,885	11,770		$312,376
	March 10, 2024(2b)				1,962	3,924		$110,971
	March 10, 2024						5,231	$277,661
(1)	The amounts represent the potential payouts under our 2024 annual performance bonus program. The actual amounts earned for 2024 are reported in the 2024 Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.” The threshold award amounts above assume the Company performance percentage achieved is 30%; target award amounts above assume the Company performance percentage achieved is 100% and that the NEOs achieve 100% of their personal performance objectives; maximum award amounts above assume the Company performance percentage achieved is 200%. See Annual Performance Bonuses for additional information.
(2)	Represents the performance-based LTI awards granted in 2024. (2a) represents company two-year financial performance-based awards and (2b) represents three-year rTSR performance-based LTI awards. Performance-based LTI awards are granted at target with the ability to earn additional shares for overperformance up to the maximum number of shares shown. See Long-Term Incentive Program for additional information regarding our performance-based LTI awards.
(3)	Represents the CEO’s performance-based award. See CEO Performance-Based Equity Award for additional information regarding the CEO Performance Award.
(4)	Represents the time-based restricted stock awards granted in 2024. See Long-Term Incentive Program for additional information regarding our time-based restricted stock awards. These restricted stock awards vest in three equal annual installments commencing on the first anniversary of the grant date.
(5)	The amounts presented reflect the aggregate grant date fair value of each grant computed in accordance with ASC Topic 718, excluding the impact of estimated forfeitures. Assumptions used to determine these amounts are set forth in Note 13 of our 2024 Form 10-K.

CSG SYSTEMS INTERNATIONAL, INC. 2025 PROXY STATEMENT	45

Executive Compensation Tables

Outstanding Equity Awards at Fiscal Year-End

Outstanding Equity Awards at Fiscal Year-End

The following table contains information about all unvested restricted stock awards held as of December 31, 2024, by our NEOs. All dollar values have been rounded to the nearest dollar.

	Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares of Stock or Units That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Brian Shepherd	March 10, 2021	8,127(2)	$415,371	-	-
	March 10, 2022	12,413(3)	$634,428	-	-
	March 10, 2022	-	-	27,928(5)	$1,427,400
	March 10, 2023	28,506(3)	$1,456,942	-	-
	March 10, 2023	-	-	96,208(4)	$4,917,191
	March 10, 2023	-	-	32,068(5)	$1,638,996
	March 10, 2024	51,934(3)	$2,654,347	-	-
	March 10, 2024	-	-	116,852(4)	$5,972,306
	March 10, 2024	-	-	38,950(5)	$1,990,735
	December 10, 2024	-	-	148,950(6)	$7,612,835
Hai Tran(2)	March 10, 2022	4,138(3)	$211,493	-	-
	March 10, 2022	-	-	9,310(5)	$475,834
	March 10, 2023	10,575(3)	$540,488	-	-
	March 10, 2023	-	-	35,692(4)	$1,824,218
	March 10, 2023	-	-	11,896(5)	$608,005
	March 10, 2024	20,176(3)	$1,031,195	-	-
	March 10, 2024	-	-	45,396(4)	$2,320,190
	March 10, 2024	-	-	15,132(5)	$773,397
Elizabeth Bauer	March 10, 2021	2,005(2)	$102,476	-	-
	March 10, 2022	1,525(3)	$77,943	-	-
	March 10, 2022	-	-	3,430(5)	$175,307
	June 10, 2022	669(3)	$34,193	-	-
	June 10, 2022	-	-	1,504(5)	$76,869
	March 10, 2023	5,058(3)	$258,514	-	-
	March 10, 2023	-	-	17,070(4)	$872,448
	March 10, 2023	-	-	5,690(5)	$290,816
	March 10, 2024	11,956(3)	$611,071	-	-
	March 10, 2024	-	-	26,902(4)	$1,374,961
	March 10, 2024	-	-	8,966(5)	$458,252

46	CSG SYSTEMS INTERNATIONAL, INC. 2025 PROXY STATEMENT

Executive Compensation Tables

Outstanding Equity Awards at Fiscal Year-End

	Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares of Stock or Units That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Rasmani Bhattacharya	March 10, 2022	1,715(3)	$87,654	-	-
	March 10, 2022	-	-	1,714(5)	$87,603
	October 10, 2022	612(3)	$31,279	-	-
	October 10, 2022	-	-	1,374(5)	$70,225
	March 10, 2023	3,908(3)	$199,738	-	-
	March 10, 2023	-	-	13,192(4)	$674,243
	March 10, 2023	-	-	4,396(5)	$224,680
	March 10, 2024	10,088(3)	$515,598	-	-
	March 10, 2024	-	-	22,698(4)	$1,160,095
	March 10, 2024	-	-	7,566(5)	$386,698
Michael Woods	March 10, 2021	401(2)	$20,495	-	-
	March 10, 2022	613(3)	$31,330	-	-
	March 10, 2022	-	-	306(5)	$15,640
	May 10, 2022	534(3)	$27,293	-	-
	March 10, 2023	2,802(3)	$143,210	-	-
	March 10, 2023	-	-	2,102(4)	$107,433
	March 10, 2023	-	-	700(5)	$35,777
	January 10, 2024	1,900(3)	$97,109	-	-
	March 10, 2024	5,231(3)	$267,356	-	-
	March 10, 2024	-	-	11,770(4)	$601,565
	March 10, 2024	-	-	3,924(5)	$200,556
(1)	Based on a price of $51.11 per share, which was the closing price of the Company’s common stock on Nasdaq as of December 31, 2024.
(2)	Shares of a time-based restricted stock award, which vests in substantially four equal annual installments commencing on the first anniversary of the grant date.
(3)	Shares of a time-based restricted stock award, which vests in substantially three equal annual installments commencing on the first anniversary of the grant date.
(4)	Shares of a performance-based LTI award, which vests if certain predetermined performance goals are achieved at the end of the applicable two-year performance period. Share amounts reported are based on the achievement of the maximum performance attainment level of 200%. For additional information, see Long-Term Incentive Program and Grants of Plan-Based Awards.
(5)	Shares of a performance-based LTI award, which vests if certain predetermined TSR performance goals are achieved at the end of the applicable three-year performance period. Share amounts reported are based on the achievement of the maximum performance attainment level of 200%. For additional information, see Long-Term Incentive Program and Grants of Plan-Based Awards.
(6)	Shares of the CEO Performance Award which vests if certain predetermined stock price thresholds are met. Share amounts reported are based on the achievement of the maximum performance attainment level over a five-year performance and time-based period.

CSG SYSTEMS INTERNATIONAL, INC. 2025 PROXY STATEMENT	47

Executive Compensation Tables

2024 Stock Vested

2024 Stock Vested

The following table contains information concerning shares of stock subject to LTI awards that vested for our NEOs during 2024. All dollar values have been rounded to the nearest dollar.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Brian Shepherd	86,019	$4,599,937
Hai Tran	21,364	$1,142,414
Elizabeth Bauer	14,198	$751,334
Rasmani Bhattacharya	8,244	$437,554
Michael Woods	3,630	$189,162
(1)	This column includes both performance- and time-based LTI awards that vested in 2024.
(2)	This column reflects the total dollar value realized by the NEO upon the vesting of LTI awards in 2024. This amount was determined by multiplying the number of shares of stock vested by the closing market price of the Company’s common stock on Nasdaq on the applicable vesting dates.

2024 Non-Qualified Deferred Compensation

The following table contains information about contributions, earnings, withdrawals, and account balances for our NEOs under the Company’s non-qualified Wealth Accumulation Plan. In 2021, due to the limited historical employee participation rate, the Board decided to freeze the Plan effective January 1, 2022, and prohibited any further contributions to the Wealth Accumulation Plan.

The Wealth Accumulation Plan was an elective, unfunded deferred compensation plan intended to build net worth through the deferral of cash compensation on a before-tax basis. Participation in the Wealth Accumulation Plan was limited to Vice Presidents and above, including the NEOs. Each participant was required to elect by December of the preceding year to defer: (1) up to 25% of the participant’s base salary; and/or (2) up to 100% of the participant’s cash bonus. All eligible employees could elect to defer up to $700,000 in the aggregate for any one year. A matching contribution was made equal to 25% of the deferral, up to a maximum of $6,250 per participant for any one plan year. The Non-Qualified Deferred Compensation Table below shows the aggregate amount each NEO elected to defer and the amount that the Company contributed to the Wealth Accumulation Plan.

Payment may be made as a lump sum or in monthly installments for up to 180 months, depending on whether the participant elects to receive payment as an in-service distribution or upon termination of employment, and the payment options offered at the time of the participant’s deferral election. Generally, Wealth Accumulation Plan deferral account benefit payments will not begin earlier than the elected commencement date. If a participant dies, the participant’s deferred compensation benefit will be paid to his or her beneficiaries or estate in a lump sum. Participants may request an early withdrawal in the event of an unforeseen emergency, which request is subject to approval. For all participants, distributions triggered by termination of employment are automatically delayed six months. The Company has reserved the right to terminate the Wealth Accumulation Plan and distribute all vested amounts credited to participant accounts upon a change in control.

The participant may select from a wide mix of investment crediting funds that best suit their goals, time horizon, and risk tolerance. The investment options available and their performance, as well as planning tools to assist the participant in selecting an appropriate mix, are available online with the record keeper. The participant may change investment crediting elections or request investment exchanges between options whether online or through phone services with the record keeper. Investment crediting options are used to measure the notional gains and losses that will be credited to the participant’s account over time. While no actual investment is made in the investment crediting options selected, the participant’s account is subject to the same market investment risk as the actual investment in such investment crediting options.

Participants were fully vested immediately in their own salary deferrals and vested 100% in Company matching contributions after three years of service. All NEOs who participated in the plan were fully vested in their Wealth Accumulation Plan account balances at the time the Wealth Accumulation Plan was frozen.

48	CSG SYSTEMS INTERNATIONAL, INC. 2025 PROXY STATEMENT

Executive Compensation Tables

Severance and Change in Control Benefits

Name	Aggregate Balance at December 31, 2023 ($)	Executive Contributions in 2024 ($)(1)	Registrant Contributions in 2024 ($)(2)	Aggregate Earnings in 2024 ($)	Aggregate Withdrawals/ Distributions in 2024 ($)	Aggregate Balance at December 31, 2024 ($)(3)
Brian Shepherd	$382,760	$-	$-	$79,817	$-	$462,577
Hai Tran	$-	$-	$-	$-	$-	$-
Elizabeth Bauer	$1,452,347	$-	$-	$341,835	$-	$1,794,182
Rasmani
Bhattacharya	$-	$-	$-	$-	$-	$-
Michael Woods	$-	$-	$-	$-	$-	$-
(1)	The Wealth Accumulation Plan was frozen effective January 1, 2022; therefore, previously participating NEOs are no longer contributing to the Wealth Accumulation Plan. Amounts, if contributed prior to January 1, 2022, are included in the “Non-Equity Incentive Plan Compensation” columns in the 2024 Summary Compensation Table.
(2)	The Plan was frozen effective January 1, 2022; therefore, the Company no longer makes contributions to the Plan.
(3)	The aggregate balance includes the following executive and Company contribution amounts reported in prior year proxy statements from 2017 through 2024: Mr. Shepherd - $330,037 and Ms. Bauer - $85,806. Ms. Bauer had preexisting earnings and balance as a participant prior to her NEO appointment.

Severance and Change in Control Benefits

Executive Severance Plan

The Compensation Committee regularly reviews and benchmarks severance benefits to ensure they are consistent with market best practices as well as consistent among executives of similar seniority and responsibility across the Company. The Compensation Committee believes that maintaining a competitive level of separation benefits is appropriate as part of an overall compensation program designed to attract, retain, and motivate the highest-quality management team.

The Executive Severance Plan standardizes the benefits to be provided to our executives in the event of termination by CSG for any reason other than cause, death, or disability, or by the executive for good reason (each, a “Qualifying Termination”), as such terms are defined under the Executive Severance Plan.

Each of our executive officers participate in the Executive Severance Plan with each of Mr. Shepherd and Ms. Bauer entering into participation agreements that differ from the standard form participation agreement in order to reflect benefits previously contained in their respective 2021 employment agreements (which were terminated in connection with the adoption of the Executive Severance Plan) and other benefits as described below.

In the event of a Qualifying Termination that does not occur within the first 18 months following a Change in Control of CSG, executives participating in the Executive Severance Plan would receive the following separation benefits:

■	a severance payment consisting of an amount equal to 100% of the executive’s annual base salary and 100% of the target bonus, paid over a 12-month period; provided, with the exception of Mr. Shepherd, whose payment is based on 200% of his base salary and 100% of the target bonus pursuant to his participation agreement;
■	a lump sum amount equal to the COBRA continuation coverage premiums that would be payable by the executive for the first 18 months of the COBRA continuation period;
■	if the termination occurs on or after June 1 of the applicable calendar year, a lump sum payment consisting of the executive’s annual bonus, pro-rated for the number of days the executive was employed during the calendar year and based on the actual performance of the company for the year in which the executive’s termination date occurs; and
■	a pro-rated portion of the unvested time-based restricted stock award and a pro-rated portion of the unvested performance-based restricted stock awards with the vesting amount of both based on the number of months employed during the vesting cycle and with the performance-based stock vesting based on the actual performance achieved at the end of the performance period.

CSG SYSTEMS INTERNATIONAL, INC. 2025 PROXY STATEMENT	49

Executive Compensation Tables

Severance and Change in Control Benefits

In the event of a Qualifying Termination within the first 18 months following a change in control of CSG, executives participating in the Executive Severance Plan would receive, subject to any limitations under 280G, the following separation benefits:

■	a lump sum severance payment consisting of an amount equal to 200% of the executive’s annual base salary and target bonus, with the exception of Mr. Shepherd and Ms. Bauer, who would receive an amount equal to 300% of their annual base salary and target bonus as reflected in their participation agreements;
■	a cash amount equal to the COBRA continuation coverage premiums that would be payable by the executive for the first 18 months of the COBRA continuation period;
■	an additional lump sum payment consisting of the executive’s target bonus, pro-rated for the number of days the executive was employed during the calendar year; and
■	vesting of all unvested time-based and performance-based restricted stock awards, with the vesting amount for the performance-based stock awards determined at target; provided, however, that for any performance-based stock awards on a relative TSR metric, the performance period would be deemed to have ended on the date of the change in control and will be valued on that date.

Payments to executives under the Executive Severance Plan are contingent on, among other things, the executive entering into and complying with a broad-based release of CSG.

50	CSG SYSTEMS INTERNATIONAL, INC. 2025 PROXY STATEMENT

Executive Compensation Tables

Potential Payments Upon Termination of Employment Under the Executive Severance Plan

Potential Payments Upon Termination of Employment Under the Executive Severance Plan

The following describes the additional amount of compensation that would be paid to each of our NEOs under the Executive Severance Plan in the event of a termination of the NEO’s employment under various scenarios. The amounts shown are estimates of the amounts that would be paid to each NEO assuming a termination was effective as of December 31, 2024. We used $51.11 per share, the closing price of our common stock as of December 31, 2024 (the last trading day of our 2024 fiscal year), in determining the potential value of accelerated vesting of restricted stock awards. The actual amounts to be paid can only be determined at the time of an NEO’s separation from us.

Termination for Death or Disability

Assuming termination of employment on December 31, 2024, if our NEO’s employment is terminated by reason of disability, he or she would receive continued coverage under the group insurance benefits until the first to occur of the cessation of such disability or the attainment of age 65. The total disability value of premiums as of December 31, 2024, for the group insurance benefits were $252,726 for Mr. Shepherd (age 57), $315,907 for Mr. Tran (age 55), $67,139 for Ms. Bauer (age 62), $96,142 for Ms. Bhattacharya (age 56), and $781,803 for Mr. Woods (age 40).

In addition, Mr. Shepherd and Ms. Bauer would receive accrued benefits, any other amounts or benefits earned, accrued, or owed but not paid as of the employment termination date, and his or her pro-rated bonus at target performance for 2024 in accordance with the terms of his or her respective Executive Severance Plan participation agreements.

All outstanding unvested time-based equity awards will vest in full upon the NEO’s death. The values of the unvested time-based awards for each of our NEOs as of December 31, 2024, were $5,161,088 for Mr. Shepherd, $1,783,177 for Mr. Tran, $1,084,197 for Ms. Bauer, $834,269 for Ms. Bhattacharya, and $586,794 for Mr. Woods all based on values on the last trading day of the year, December 31, 2024. For more information, see Outstanding Equity Awards at Fiscal Year-End.

Termination for Cause

Assuming termination of employment on December 31, 2024, by the Company for cause, the NEO would receive accrued benefits through the termination date and any other amounts or benefits earned, accrued, or owed to but not paid as of the employment termination date.

CSG SYSTEMS INTERNATIONAL, INC. 2025 PROXY STATEMENT	51

Executive Compensation Tables

Potential Payments Upon Termination of Employment Under the Executive Severance Plan

Qualifying Termination Unrelated to a Change in Control

Assuming a Qualifying Termination on December 31, 2024, unrelated to a Change in Control, the NEO would receive, subject to an irrevocable release: (a) a cash amount equal to 100% of the NEO’s base salary as of the executive’s termination date (and in the case of Mr. Shepherd, 200% of his base salary) plus 100% of the NEO’s performance bonus at target for the year in which the termination date occurs; (b) if terminated after June 1st, a pro-rata annual performance bonus based on the actual performance of the company in the year of termination; (c) an accelerated vesting of a pro rata portion of unvested time-based restricted stock awards; (d) accelerated vesting of a pro-rata portion of performance-based restricted stock awards, which remain eligible to vest following the performance period based on achievement of the performance criteria; and (e) continued COBRA coverage under the group medical, dental, and vision insurance benefits for 18 months as shown in the following table.

QUALIFYING TERMINATION UNRELATED TO A CHANGE IN CONTROL

Payment or Benefit	Brian Shepherd	Hai Tran	Elizabeth Bauer	Rasmani Bhattacharya	Michael Woods
Cash amount(1)	$2,642,500	$1,030,000	$822,500	$770,000	$700,000
Pro rata annual performance bonus	1,132,500	515,000	352,500	330,000	300,000
Pro rata acceleration vesting of time-based restricted stock(2)	3,249,932	1,060,584	664,634	484,881	352,761
Pro rata acceleration vesting of performance and market-based LTI awards(2)	5,245,010	1,946,115	1,008,503	781,421	781,421
COBRA benefits of medical, dental, and vision(3)	47,386	47,386	33,569	16,024	46,908
TOTALS	$12,317,328	$4,599,085	$2,881,706	$2,382,325	$2,181,090
(1)	Amount payable in substantially equal installments in accordance with the Company’s normal payroll practices for the 12 months following the termination date starting on the first regularly scheduled payroll date that is at least 60 days following the termination date.
(2)	Amount represents the pro rata number of shares subject to LTI awards that would vest upon the termination of employment unrelated to a Change in Control, multiplied by the closing market price of the common stock on December 31, 2024, the last trading day of the year, of $51.11 per share. Amount may be reduced under Section 280G of the Internal Revenue Code.
(3)	Amount represents premium for 18 months, paid in a single lump sum on the first regularly scheduled payroll date that is at least 60 days following executive’s termination date, based upon monthly premiums as of December 31, 2024.

Qualifying Termination After a Change in Control

Assuming a Qualifying Termination on December 31, 2024, within 18 months following a Change in Control, the NEO would receive, subject to an irrevocable release: (a) a cash amount equal to two (2) times his or her base salary plus two (2) times target performance-based cash bonus (or for Mr. Shepherd and Ms. Bauer, an amount equal to three (3) times the sum of his or her base salary plus three (3) times target performance-based cash bonus); (b) a cash amount equal to the NEO’s pro rata target annual performance bonus; (c) accelerated vesting of unvested time-based restricted stock awards; (d) accelerated vesting of performance-based restricted stock awards achieved at target level; and (e) continued COBRA coverage under the group medical, dental, and vision insurance benefits for 18 months as shown in the following table. Such amounts are subject to Internal Revenue Code Section 280G limitations and amounts may be reduced to the extent that no portion of the payment shall be subject to excise tax under Internal Revenue Code Section 4999.

52	CSG SYSTEMS INTERNATIONAL, INC. 2025 PROXY STATEMENT

Executive Compensation Tables

Potential Payments Upon Termination of Employment Under the Executive Severance Plan

QUALIFYING TERMINATION AFTER A CHANGE IN CONTROL

Payment or Benefit	Brian Shepherd	Hai Tran	Elizabeth Bauer	Rasmani Bhattacharya	Michael Woods
Cash amount(1)	$5,662,500	$2,060,000	$2,467,500	$1,540,000	$1,400,000
Pro rata annual performance bonus	1,132,500	515,000	352,500	330,000	300,000
Acceleration vesting of time-based restricted stock awards(2)	5,161,088	1,783,177	1,084,197	834,269	586,794
Acceleration vesting of performance-based restricted stock awards(2)	11,779,731	3,000,821	1,624,327	1,301,772	480,485
COBRA benefits of medical, dental, and vision(3)	47,386	47,386	33,569	16,024	46,908
TOTALS	$23,783,205	$7,406,384	$5,562,093	$4,022,064	$2,814,187
(1)	Amount would be paid in a lump sum within 30 days after the termination of employment without regard to other employment. Amount may be reduced under Sections 280G of the Internal Revenue Code.
(2)	Amount represents all shares of unvested restricted stock or target performance awards that would vest upon the termination of employment after a Change in Control, multiplied by the closing market price of the common stock on December 31, 2024, the last trading day of the year, of $51.11 per share. Amount may be reduced under Section 280G of the Internal Revenue Code.
(3)	Amount represents premium for 18 months, paid in a single lump sum on the first regularly scheduled payroll date that is at least 60 days following executive’s termination date, based upon monthly premiums as of December 31, 2024.

Definitions

Cause

Under the Executive Severance Plan, “Cause” means that one or more of the following have occurred: (i) the executive’s willful and deliberate failure to substantially perform his or her executive and management duties hereunder to the detriment of the Company for reasons other than employee’s sickness, injury, or disability; (ii) the executive’s willful and deliberate misconduct, which is a material violation of the Company’s written policies and/or results in substantial injury or damage (whether reputational, financial, or otherwise) to the Company; (iii) the executive’s conviction of, or plea of guilty or nolo contendere to, a felony; (iv) the executive’s breach of any restrictive covenant agreement with the Company, including but not limited to, confidentiality noncompete, nonsolicitation and/or nondisclosure covenants; and (v) the executive’s certification of materially inaccurate financial or other information pertaining to the Company with actual knowledge of such inaccuracies on the executive’s part. In no event will the results of operations of the Company or exercise of the executive’s business judgment made in good faith constitute an independent basis for terminating the executive’s employment for Cause.

Change in Control

Under the Executive Severance Plan, a “Change in Control” of the Company generally includes (i) the date any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group constitutes more than 50% of the total voting power of the stock of the Company. However, if any one person, or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered causing a change in the ownership of the Company or to cause a change in the effective control of the Company; (ii) the date any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 50% or more of the total voting power of the stock of the Company; (iii) the date that any one person, or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all the assets of the Company immediately before such acquisition or acquisitions; or (iv) the date a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election. A more detailed definition of Change in Control is included in the Executive Severance Plan.

CSG SYSTEMS INTERNATIONAL, INC. 2025 PROXY STATEMENT	53

Executive Compensation Tables

Potential Payments Upon Termination of Employment Under the Executive Severance Plan

Good Reason

Under the Executive Severance Plan, “Good Reason” exists if, without the executive’s consent, any of the following applies: (i) a material diminution in the executive’s duties, responsibilities, or authority; or (ii) a material reduction in base salary (other than a reduction effected on behalf of the Company as part of a general cost-saving strategy that affects similarly situated employees of the Company); or (iii) following a Change in Control, the assignment to the executive of duties significantly inconsistent with, or different from, the executive’s duties and responsibilities existing at the time of the Change in Control.

The executive may terminate his or her employment for “Good Reason” by giving the Company 30 days’ notice of any event or condition that would constitute a basis for “Good Reason” within 90 days of such event or condition first arising. Upon receipt of such notice, the Company will have 30 days to cure, and if not cured within such period, the executive’s termination will be effective upon expiration of the 30-day cure period.

54	CSG SYSTEMS INTERNATIONAL, INC. 2025 PROXY STATEMENT

CEO Pay Ratio

Pursuant to Item 402(u) of SEC Regulation S-K, we are required to annually disclose the ratio of the annual total compensation of our CEO to that of our median employee.

We believe the pay ratio disclosed below is a reasonable estimate calculated in a manner consistent with applicable SEC rules. Because there has been significant changes within our employee population, we recalculated the median employee for 2024. To identify the median employee in 2024 and to determine the annual total compensation, as defined below, of our median employee and our CEO, we took the following steps:

■	We selected December 31, 2024, as the date on which we would identify our median employee because it enabled us to make such identification in an efficient and reasonable manner;
■	We identified our median employee, after accumulating annual base pay, bonus earned, and equity granted (“Annual Total Compensation”) for our entire global employee workforce, excluding our CEO, based on the local currency of the countries in which they were employed for the fiscal year that ended on December 31, 2024;
■	Each employee’s Annual Total Compensation was then converted to U.S. Dollars using average foreign currency rates prevailing during the year, and arrayed high to low to identify our median employee; and
■	We calculated total compensation for the median employee in a similar manner that we calculated compensation for our NEOs for our 2024 Summary Compensation Table (“Total Compensation”), resulting in Total Compensation for our median employee of $73,476 for the year ended December 31, 2024.

Our CEO’s Total Compensation for 2024 was $11,394,373, as reported in the Executive Compensation Tables - 2024 Summary Compensation Table, and was approximately 155 times the Total Compensation of the median employee.

CSG SYSTEMS INTERNATIONAL, INC. 2025 PROXY STATEMENT	55

2024 Pay versus Performance

Pay versus Performance Table

The following table contains additional compensation information of our current and former CEOs (“CEO”) and non-CEO NEOs, along with TSR, net income, and company-selected revenue measure results for our fiscal years ending in 2024, 2023, 2022, 2021, and 2020. This disclosure is intended to comply with the SEC rules under item 402(v) and does not necessarily reflect the Company’s approach to aligning compensation with performance. Additional information concerning the Company’s compensation philosophy and how the Company aligns compensation with financial performance can be found in the Compensation Discussion and Analysis.

Year	Summary Comp. Table Total for CEO(1)	Comp. Actually Paid to CEO(1)(2)(3)	Avg Summary Comp. Table Total for Non-CEO NEOs(1)	Avg Comp. Actually Paid to Non-CEO NEOs(1)(2)(3)	Value of Initial Fixed $100 Investment Based On:		GAAP Net Income	Company Selected Measure “Revenue”(6)
					Company TSR(5)	Peer Group TSR(5)
2024*	$11,394,373	$11,393,677(4)	$2,494,418	$2,240,426(4)	$110.00	$43.33	$86,852,000	$1,197,248,000
2023	7,996,250	6,919,681	$2,506,998	$2,034,606	$111.64	$39.65	$66,246,000	1,169,258,000
2022	7,515,960	7,019,416	2,404,372	2,523,657	117.44	57.13	44,060,000	1,089,752,000
2021	5,763,015	8,680,195	1,812,850	2,630,957	116.15	111.46	72,331,000	1,046,487,000
2020	14,037,609	8,821,747	3,049,302	3,155,018	89.00	142.13	58,711,000	990,533,000

*2024 compensation figures reflect Annual Performance Bonus payout at 60.3% of target, year-end stock price of $51.11 per share, 2024 LTIP TSR of $50.11 per share, and prior year 2023 LTIP rTSR of $52.23 per share as of December 31, 2024.

(1)	CEOs & NEOs included in the above table are as follows:

Year	CEO	Non-CEO NEOs
2024	Brian Shepherd	Hai Tran, Elizabeth Bauer, Rasmani Bhattacharya, Michael Woods
2023	Brian Shepherd	Hai Tran, Elizabeth Bauer, Rasmani Bhattacharya, Kenneth Kennedy
2022	Brian Shepherd	Hai Tran, Kenneth Kennedy, Elizabeth Bauer, Rasmani Bhattacharya
2021	Brian Shepherd	Hai Tran, Kenneth Kennedy, Elizabeth Bauer, Rolland Johns
2020	Bret Griess	Rolland Johns, Kenneth Kennedy, Brian Shepherd
Brian Shepherd succeeded Bret Griess as CEO, effective January 1, 2021.
(2)	Fair Value or difference in fair value, as applicable, of equity awards was calculated in accordance with ASC Topic 718, and determined by reference to: (1) for restricted stock awards (excluding performance-based awards), closing price on applicable year-end date(s) or, in the case of vesting dates, the closing price as the vesting date; (2) for performance-based restricted stock awards (excluding TSR awards), the same valuation methodology as restricted stock awards above except year-end values are multiplied by the probability of achievement as of each such date; (3) for TSR awards, the fair value calculated by a Monte Carlo simulation model as of the applicable valuation date(s), and in all cases based on volatility and risk free rates determined as of each valuation date based on the expected life period and based on an expected dividend rate of 0%.
(3)	For the portion of compensation that is based on year-end stock prices, the following prices were used: (1) 2024 $51.11 (3.9% reduction from prior year); (2) 2023 $53.21 (7.0% reduction from prior year); (3) 2022 $57.20 (0.7% reduction from prior year); (4) 2021 $57.62 (27.8% increase from prior year); and (5) 2020 $45.07 (13.0% reduction from prior year).

56	CSG SYSTEMS INTERNATIONAL, INC. 2025 PROXY STATEMENT

2023 Pay versus Performance

(4)	2024 compensation actually paid reflects the following adjustments from Total compensation reported in the 2024 Summary Compensation Table:
	CEO	Average Non-CEO NEO
Total Reported in 2024 Summary Compensation Table (SCT)	$11,394,373	$2,494,418
Less, Value of Stock Awards Reported in SCT	(9,467,733)	(1,613,757)
Plus, Year-End Value of Awards Granted in Fiscal Year that are Unvested and Outstanding	10,343,334	1,535,598
Plus, Difference in Fair Value from the Prior Year-End to the End of this Year of any Prior Year Awards that are Outstanding and Unvested	(899,163)	(174,932)
Plus, Fair Value as of the Vesting Date of Awards Granted this Year and that Vested this Year	-	-
Plus, Difference in Fair Value from Prior Year-End to the Vesting Date of any Prior Year Awards that Vested this Year	22,866	(901)
Less, Prior Year-End Fair Value of Prior Year Awards that Failed to Vest this Year	-	-
TOTAL ADJUSTMENTS	(696)	(253,992)
Compensation Actually Paid for Fiscal Year 2024	$11,393,677	$2,240,426
(5)	Our Peer Group for purposes of Pay Versus Performance Disclosures is the Standard Industrial Classification (“SIC”) Code Index: Computer Processing and Data Preparation and Processing Services, is as reflected in our 2024 Form 10-K pursuant to Item 201(e) of Regulation S-K. Each year reflects what the cumulative value of $100 would be, including reinvestment of dividends, if such amount were invested on December 31, 2019, through and including the end of each fiscal year reported in the table.
(6)	Our company-selected measure, which is the measure we believe represents the most important financial performance measure not otherwise presented in the table above that we use to link compensation actually paid to our NEOs for fiscal 2024 to our Company’s performance, is Revenue.

Relationship Between Pay and Performance

We believe the compensation actually paid in each of the years reported above and over the five-year cumulative period are reflective of the Compensation Committee’s emphasis on “pay-for-performance” as it fluctuated year-over-year, primarily due to the result of our stock performance and our varying levels of achievement against pre-established performance goals under our annual performance bonus and our LTI program, including our Revenue.

Revenue continues to be our most important financial metric due to the following:

■	Revenue growth is a critical part of our long-term strategic objectives.
■	Our CEO and executive leadership team have set a long-term revenue target of $1.5 billion.
■	Revenue or a related metric is included in both short-term and long-term incentive programs.
■	For the following relationship depictions, the compensation actually paid for the current CEO and former CEO have been aggregated.

CSG SYSTEMS INTERNATIONAL, INC. 2025 PROXY STATEMENT	57

2023 Pay versus Performance

Compensation Actually Paid versus Total Shareholder Return

(1)	Total shareholder return in the above chart, in the case of both the Company and our Peer Companies as noted in [footnote 7] of the above Pay for Performance Table, reflects the cumulative return of $100 as if invested on December 31, 2019, including reinvestment of any dividends.

Compensation Actually Paid versus Net Income

58	CSG SYSTEMS INTERNATIONAL, INC. 2025 PROXY STATEMENT

2023 Pay versus Performance

Compensation Actually Paid versus Revenue

Table of Measures Most Important to Last Fiscal Year

The following performance measures reflect the Company’s most important performance measures in effect for 2024, as further described and defined in Compensation Discussion and Analysis under 2024 Financial Achievements.

MOST IMPORTANT PERFORMANCE MEASURES FOR 2024
■	Revenue
■	Revenue Less Transaction Fees
■	Non-GAAP Adjusted Operating Margin Percentage
■	Non-GAAP Earnings Per Share
■	TSR

CSG SYSTEMS INTERNATIONAL, INC. 2025 PROXY STATEMENT	59

Equity Compensation Plan Information

Equity Compensation Plan Information Table

The following table summarizes certain information about our equity compensation plans as of December 31, 2024 which consists solely of our 2005 Plan and our Third Amended and Restated 1996 Employee Stock Purchase Plan (the “ESPP”):

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants, and rights(1)	Weighted-average price of outstanding options, warrants, and rights	Number of Securities remaining available for future issuance(2)
Equity Compensation Plans approved by Security Holders	335,405	$ -	4,842,059
(1)	Amount represents shares potentially issuable upon settlement of performance-based LTI awards issued under our 2005 Plan. This amount reflects the difference between the maximum number of shares that may be issuable pursuant to the performance-based LTI awards assuming maximum levels of performance are achieved, and the target number of shares that have been already issued as performance-based restricted stock awards, except with respect to performance-based LTI awards where actual performance results were known on December 31, 2024 and the actual number of shares issuable upon settlement is reflected.
(2)	Of the total number of securities remaining available for future issuance, 3,803,364 shares can be used for various types of stock-based awards, as specified in the 2005 Plan, with the remaining 1,038,695 shares to be used for our ESPP.

60	CSG SYSTEMS INTERNATIONAL, INC. 2025 PROXY STATEMENT

Proposal 3 — Ratification of the Appointment of KPMG LLP as

Our Independent Registered Public Accounting Firm for Fiscal 2025

KPMG LLP has served as our independent registered public accounting firm since 2002 and has been appointed by the Audit Committee to serve in such capacity for 2025. The Company expects that representatives of KPMG LLP will attend the Annual Meeting. Such representatives will have the opportunity to make a statement if they wish, and they will be available to respond to appropriate questions.

The following table sets forth the amounts paid to KPMG in three categories.

“Audit Fees” are the aggregate fees billed by KPMG LLP for 2024 and 2023 for professional services rendered for audits of our annual consolidated financial statements and reviews of financial statements included in the Company’s Quarterly Reports on Form 10-Q/Form 10-K, as well as for services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements for such periods, such as the attestation on the effectiveness of the Company’s internal control over financial reporting.

“Audit-Related Fees” are the aggregate fees billed by KPMG LLP in 2024 and 2023 for assurance and related services that are reasonably related to the performance of the audits or reviews of the Company’s financial statements and are not reported under “Audit Fees.”

“Tax Fees” are the aggregate fees billed by KPMG LLP in 2024 and 2023 for federal, state, and foreign tax compliance, tax advice, and tax planning services.

	2024	2023
Audit Fees	$2,603,200	$2,471,170
Audit-Related Fees	726,800	723,740
Tax Fees	14,600	16,400
TOTAL FEES	$3,344,600	$3,211,310

Other than as reported above, no other fees were billed by KPMG LLP for 2024 or 2023. All of the services listed above were pre-approved by the Audit Committee under the procedures described below.

CSG SYSTEMS INTERNATIONAL, INC. 2025 PROXY STATEMENT	61

Proposal 3 — Ratification of the Appointment of KPMG LLP as Our Independent Registered Public Accounting Firm for Fiscal 2025

Pre-approval Policies and Procedures

Pre-approval Policies and Procedures

The Audit Committee charter requires the Audit Committee to approve, before services are performed, all audit and permissible non-audit-related services to be provided to the Company by the Company’s independent registered public accounting firm. The Audit Committee has delegated to its Chair the authority to perform the Audit Committee’s responsibilities with respect to such approvals. The Audit Committee Chair is required to report to the Audit Committee at its next meeting on the manner in which such delegated performance was carried out. Each year since 2002, the engagement of KPMG LLP to provide services to the Company has been approved in advance either by the Audit Committee or by its Chair pursuant to this delegated authority.

The Audit Committee annually evaluates the performance of the independent registered public accounting firm and determines whether to engage the current independent auditors or consider other independent audit firms. Factors considered by the Audit Committee in deciding whether to retain the current independent auditors include:

■	quality of service and sufficiency of resources;
■	communication and interaction; and
■	independence, objectivity, and professional skepticism.

Based on this evaluation, the Audit Committee and the Board believe that retaining KPMG LLP to serve as our independent registered public accounting firm for the year ending December 31, 2025, is in the best interests of the Company and its shareholders.

Although the Audit Committee is directly responsible for the appointment of the Company’s independent registered public accounting firm, the Board is requesting that shareholders ratify such appointment as a matter of good corporate governance. If shareholders do not ratify such appointment, the Audit Committee nevertheless may determine that it is in the best interests of the Company and its shareholders to retain KPMG LLP for the year ending December 31, 2025. Regardless of the vote on this proposal, the Audit Committee at any time during the year may appoint a different independent registered public accounting firm for the year ending December 31, 2025, if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2025.

62	CSG SYSTEMS INTERNATIONAL, INC. 2025 PROXY STATEMENT

Report of the Audit Committee

The primary purposes of the Audit Committee, as set forth in its charter, are to oversee the Company’s accounting and financial reporting processes and the audits of the Company’s consolidated financial statements and to provide oversight of our risk and compliance management programs. The Audit Committee has implemented procedures to help it execute these responsibilities. During 2024 and through the completion of the audit of the Company’s consolidated financial statements for that year, those procedures included regular meetings with management and with appropriate representatives of the Company’s independent registered public accounting firm.

We reviewed and discussed both with management and with the Company’s independent registered public accounting firm, KPMG LLP, the Company’s audited consolidated financial statements for the year ended December 31, 2024.

We also discussed with KPMG LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC.

We received the written disclosures and the letter from KPMG LLP required by the applicable requirements of the PCAOB regarding KPMG LLP’s communications with the Audit Committee concerning independence, and have discussed with KPMG LLP its independence.

Based upon these reviews and discussions, we recommended to the Board that the audited consolidated financial statements of the Company as of and for the year ended December 31, 2024, be included in the Company’s Annual Report on Form 10-K for such year for filing with the SEC.

Audit Committee of the Board of Directors

David Barnes, Chair
Ronald Cooper
Samantha Greenberg
Silvio Tavares
Tse Li “Lily” Yang

CSG SYSTEMS INTERNATIONAL, INC. 2025 PROXY STATEMENT	63

Related Party Transactions

The Audit Committee of the Board is responsible for reviewing and approving all related party transactions that must be reported under applicable SEC rules. Related party transactions are those (a) involving the Company, (b) in which one of our directors, nominees for director, executive officers, or greater than five percent shareholders, or their immediate family members, have a direct or indirect material interest, and (c) where the amount involved exceeds $120,000 in any fiscal year.

Various policies and procedures of our Company, including the charter of the Audit Committee and annual questionnaires completed by all of our directors and executive officers, require the directors and executive officers to disclose and otherwise identify to the Company the transactions or relationships that could be viewed as constituting potential or actual conflicts of interest or otherwise require disclosure under applicable SEC rules as “related person transactions” between our Company or its subsidiaries and related persons. In determining whether to approve or reject any such transaction, the Audit Committee would consider all relevant facts and circumstances it deems necessary to make a decision, including the nature, type, frequency, and dollar amount(s) involved in the transaction, and the risks, costs, and benefits to the Company.

There were no related party transactions during 2024 and there are not any currently proposed transactions, in which the Company and any related person were or are participants, that would be required to be disclosed pursuant to Item 404 of SEC Regulation S-K.

64	CSG SYSTEMS INTERNATIONAL, INC. 2025 PROXY STATEMENT

Questions and Answers about the 2025 Annual Meeting and Voting

How to Participate in the Annual Meeting

We are hosting the Annual Meeting virtually online so that we can communicate more effectively with our shareholders, make it easier to attend from anywhere in the world, reduce costs, and increase overall safety for participants.

You can access the virtual Annual Meeting at virtualshareholdermeeting.com/CSGS2025. There will be no physical location for shareholders to attend.

You are entitled to participate in the Annual Meeting if you were a shareholder as of the close of business on March 20, 2025, the record date for the Annual Meeting. If you plan to attend the Annual Meeting online, you will need your 16-digit control number. The Annual Meeting will begin promptly at 8:00 a.m. Eastern Time (ET), with online check-in available at 7:45 a.m. ET. Please give yourself plenty of time to log in and ensure that you can hear streaming audio before the Annual Meeting begins.

The virtual meeting platform is fully supported across browsers (Edge, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins, but you should ensure that you have a strong Internet connection where you intend to participate.

The question and answer session will include appropriate questions submitted before the Annual Meeting, and we will only answer questions relating to the business of the Annual Meeting. If you are a shareholder and would like to submit a question in advance, email your question to john.rea@csgi.com no later than April 11, 2025. If you encounter any technical difficulties with the virtual meeting platform on the day of the Annual Meeting, technical support phone numbers will be posted on the virtual meeting login page. Technical support will be available starting at 7:45 a.m. ET on May 14, 2025.

An audio webcast of the Annual Meeting will be posted online at the “Investor Relations” section of our website located at ir.csgi.com/investor-home and will remain available for approximately thirty days after posted.

Why am I receiving these materials?

These proxy materials explain the items of business that will be brought to a vote at CSG’s Annual Meeting.

As a shareholder, you are invited to attend and vote at our Annual Meeting, or at any adjournment or postponement thereof. To ensure your vote is counted, our Board is soliciting your proxy to vote on your behalf.

How can I get electronic access to the proxy materials?

You may view our proxy materials online at www.proxyvote.com.

CSG SYSTEMS INTERNATIONAL, INC. 2025 PROXY STATEMENT	65

Questions and Answers about the 2025 Annual Meeting and Voting

How to Participate in the Annual Meeting

What items of business will be voted on at the Annual Meeting and how does the Board suggest I vote?

Three proposals are scheduled to be voted on at the Annual Meeting:

Proposal		Board Recommendation
Proposal 1	To elect our three Class I Directors	FOR each nominee
Proposal 2	To approve, on an advisory basis, the compensation of our named executive officers	FOR
Proposal 3	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2025	FOR

We also will transact any other business that properly comes before the Annual Meeting.

What shares can I vote?

You are entitled to one vote for each share of our common stock that you owned as of the close of business on March 20, 2025, the “record date” for the Annual Meeting. You can also vote all shares for which you hold a valid proxy. At the close of business on the record date, there were 28,773,311 shares of our common stock outstanding.

May I attend the Annual Meeting?

There will not be a physical location for the meeting. You may attend the virtual Annual Meeting only if you were a shareholder of the Company as of the record date or you hold a valid proxy for the Annual Meeting. You will need the 16-digit control number included in your Notice of Internet Availability, on your proxy card, or on the instructions that accompany your proxy materials.

May I vote my shares at the Annual Meeting?

If you are a shareholder of record—meaning you hold our common stock in your name with our transfer agent (Computershare Trust Company, N.A.)—you may vote your shares online at the Annual Meeting. If you are a beneficial owner—meaning that a broker, bank, trustee, or other nominee holds your common stock in “street name”—you can vote online during the Annual Meeting only if you obtain a valid proxy from the record holder giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you submit your proxy or voting instructions as soon as possible so that your vote will be counted if you later decide not to attend the Annual Meeting.

May I vote my shares without attending the Annual Meeting?

You may direct how your shares are voted without attending the Annual Meeting. If you are a shareholder of record, you will receive a Notice of Internet Availability, which explains how to access the proxy materials online, contains a listing of matters to be considered at the Annual Meeting, and describes how shares can be voted by telephone, online, or by completing and returning a proxy card. If you hold shares beneficially in “street name,” your broker, bank, trustee, or other nominee should provide you a means to instruct how your shares should be voted.

66	CSG SYSTEMS INTERNATIONAL, INC. 2025 PROXY STATEMENT

Questions and Answers about the 2025 Annual Meeting and Voting

How to Participate in the Annual Meeting

What if I am a beneficial owner and do not give voting instructions to my broker?

If you are a beneficial owner of CSG shares, your broker, bank, or other nominee is not permitted to vote on your behalf on Proposal 1 (the election of directors), Proposal 2 (the advisory say-on-pay proposal), or any other matter to be considered at the Annual Meeting except for Proposal 3 (the ratification of the appointment of KPMG LLP as our independent auditor for 2025), unless you provide specific instructions by completing and returning the voting instruction form or following the instructions you receive about voting your shares on the Internet or by telephone. A broker non-vote occurs when a broker, bank, trustee, or other nominee returns a proxy card but does not vote on one or more matters because such broker, bank, trustee, or other nominee does not have the authority to do so without instructions from the beneficial owner. Broker non-votes and discretionary authority are further described below. If you do not provide voting instructions, your shares will not be voted on any proposal except for Proposal 3. For your vote to be counted, you will need to communicate your voting instructions in a timely manner as directed by your broker, bank, or other nominee.

What if I return my proxy card but do not provide voting instructions?

If you are a shareholder of record and you return your signed proxy card without giving specific voting instructions, your shares will be voted as recommended by the Board.

May I change or revoke my vote?

If you are a shareholder of record, there are three ways to change or revoke your vote before the conclusion of voting at the Annual Meeting: (1) deliver a new proxy bearing a later date by mail, telephone, or over the Internet, which automatically revokes your earlier proxy; (2) provide a written notice of revocation to our Secretary at our principal offices listed on the first page of this proxy statement; or (3) vote online during the Annual Meeting. Attending the Annual Meeting without voting will not affect your previously granted proxy.

If you are a beneficial owner, you may change your vote by submitting new voting instructions to your broker, bank, trustee, or other nominee. Alternatively, if you have obtained a valid proxy from your broker, bank, trustee, or other nominee giving you the right to personally vote your shares, you can vote online during the Annual Meeting.

How many shares must be present or represented to conduct business at the Annual Meeting?

We can transact business at the Annual Meeting if a majority of the issued and outstanding shares of common stock entitled to vote are present or represented by proxy. Abstentions are counted for the purpose of determining whether there is a quorum.

“Broker non-votes” will be counted for the purpose of determining whether there is a quorum as long as the bank, broker, or nominee uses its discretionary authority to vote on Proposal 3 (the ratification of the appointment of KPMG LLP as our independent auditor for 2025).

CSG SYSTEMS INTERNATIONAL, INC. 2025 PROXY STATEMENT	67

Questions and Answers about the 2025 Annual Meeting and Voting

How to Participate in the Annual Meeting

What is the voting requirement to approve each of the proposals?

Proposal	Vote Required to Pass	Effect of Abstentions and Broker Non-votes
Proposal 1, Election of Directors	Each nominee who receives a majority of the votes cast for his or her election (meaning the number of votes cast FOR a director’s election exceeds the number of votes cast AGAINST that director’s election) will be elected as a director.	Abstentions will have no effect Broker non-votes will have no effect
Proposal 2, Advisory Say-on-Pay Vote	The Board will consider shareholders to have approved this advisory proposal if it receives the affirmative vote of a majority of the shares present at the meeting or represented by proxy at the meeting and entitled to vote.	Abstentions will have the same effect as votes AGAINST Broker non-votes will have no effect
Proposal 3, Ratification of Auditors	The proposal will be approved if it receives the affirmative vote of a majority of the shares present at the meeting or represented by proxy at the meeting and entitled to vote.	Abstentions will have the same effect as votes AGAINST Broker non-votes will have no effect

The majority voting standard described above for the election of directors applies in any “uncontested election” of directors (i.e., an election where the number of nominees does not exceed the number of directors to be elected).

If a continuing director seeking re-election does not receive a majority of the votes cast FOR his or her election, that director must submit a resignation to the Board, with a presumption that the resignation will be accepted unless the Board determines there is a compelling reason for the director to remain on the Board. In the case of a contested election, directors will be elected by a plurality vote, meaning that the nominees who receive the greatest number of votes cast FOR their election will be elected.

How are votes counted?

Votes cast will be tabulated by the inspector of elections appointed for the Annual Meeting. If you provide specific instructions on your proxy card, your shares will be voted as you instruct.

What happens if additional matters are presented at the Annual Meeting?

We are not aware of any business to be acted upon at the Annual Meeting other than the three proposals described in this proxy statement. If you grant a proxy, the individuals named as proxy holders, Brian A. Shepherd and Rasmani Bhattacharya, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting.

Who will bear the cost of soliciting votes for the Annual Meeting?

We will pay the entire cost of preparing, assembling, printing, mailing, and distributing these proxy materials, and soliciting votes. Our directors, executives, and regular employees, without additional remuneration, and their appointed agents, may solicit proxies or votes in person, by telephone, or by electronic communication. We will request banks, brokers, and other fiduciaries to forward proxy materials to the owners of stock held in their names and will reimburse their reasonable out-of-pocket expenses incurred in connection with that distribution.

Where can I find the voting results of the Annual Meeting?

We will announce voting results of the Annual Meeting in a Current Report on Form 8-K filed with the SEC no later than four business days after the Annual Meeting.

68	CSG SYSTEMS INTERNATIONAL, INC. 2025 PROXY STATEMENT

Shareholder Proposals

A shareholder who would like to have a proposal considered for inclusion in our 2026 proxy statement pursuant to SEC rules must submit the proposal so that we receive it no later than December 2, 2025, unless the date of our 2026 annual meeting of shareholders is more than 30 days before or after May 15, 2026, in which case the proposal must be received a reasonable time before we begin to print and send our proxy materials. SEC rules set standards for eligibility and specify the types of shareholder proposals that may be excluded from a proxy statement. Shareholder proposals should be addressed to the Secretary, CSG Systems International, Inc., 169 Inverness Drive West, Suite 300, Englewood, Colorado 80112.

For shareholder proposals and shareholder nominations submitted outside of the SEC proposal rules, our bylaws require that the Secretary of the Company receive advance written notice in proper form for matters to be brought before an annual shareholders meeting. We must receive notice of such shareholder proposals for the 2026 annual meeting no later than December 2, 2025. If the date of our 2026 annual meeting is changed by more than 30 days from May 15, 2026, proper notice of shareholder proposals and nominations must be received as provided for in our bylaws.

In addition to satisfying the requirements under our bylaws with respect to advance notice of any director nomination, any shareholder who intends to solicit proxies in support of director nominees other than the Company’s nominees in accordance with Rule 14a-19 must provide the required notice of intent to solicit proxies to our Secretary no later than 60 calendar days prior to the first anniversary of the date of the 2025 Annual Meeting (no later than March 16, 2026 for the 2026 Annual Meeting of Shareholders).

Our bylaws also provide that shareholder nominations of individuals for election to the Board are subject to certain informational requirements. Copies of our bylaws are available to shareholders upon request made to our Secretary at the aforementioned address.

CSG SYSTEMS INTERNATIONAL, INC. 2025 PROXY STATEMENT	69

Householding

We have adopted a procedure called “householding.” This practice allows us to deliver only one copy of proxy-related materials, annual reports, and information statements to shareholders who share the same address and last name and who do not participate in e-mail delivery of these materials unless one or more shareholders notify us that he or she would like to receive an individual copy. If you share an address with another shareholder and receive only one set of proxy-related materials and would like to request a separate copy for this year’s Annual Meeting or for future meetings or shareholder communications, please send your written request to CSG Systems International, Inc., 169 Inverness Drive West, Suite 300, Englewood, Colorado 80112, Attn: Investor Relations Department or to john.rea@csgi.com or call us at (303) 200-2000. We will promptly deliver a separate copy to you. You may also contact us through one of these methods if you receive multiple copies of proxy-related materials and other shareholder communications and would prefer to receive a single copy in the future.

70	CSG SYSTEMS INTERNATIONAL, INC. 2025 PROXY STATEMENT

Legal Matters

This proxy statement may contain “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipate,” “intend,” “plan,” “believe,” “project,” “estimate,” “expect,” “may,” “should,” “will,” and similar references to future periods. Examples of forward-looking statements include, among others, statements regarding our business growth, financial results, sustainability, social and governance program and our executive compensation program.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our periodic reports as filed with the SEC.

Any forward-looking statement made in this proxy statement is based on information available to us as of the date of this proxy statement and speaks only as of such date. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Website references in this document are provided for convenience only, and the content on the referenced websites is not incorporated herein by reference and does not constitute a part of this proxy statement.

CSG SYSTEMS INTERNATIONAL, INC. 2025 PROXY STATEMENT	71

Annual Report on Form 10-K and Other SEC Filings

A copy of our 2024 Annual Report on Form 10-K is included in the proxy materials and is also available on our website on the Investor Relations page (located at ir.csgi.com/financials/sec-filings). If you request, we will provide you with a separate copy of our 2024 Annual Report on Form 10-K for the year ended December 31, 2024, without charge. You should direct your requests to our Investor Relations department at the address or phone number aforementioned. The 2024 Annual Report on Form 10-K does not constitute, and should not be considered, a part of this proxy statement. You may also review our 2024 Annual Report on Form 10-K and other SEC filings via the Internet on the SEC’s website (located at www.sec.gov).

72	CSG SYSTEMS INTERNATIONAL, INC. 2025 PROXY STATEMENT

Other Matters

As of the date of this proxy statement, we are not aware of any matter that may come before the Annual Meeting other than the matters discussed in this proxy statement. However, if any other matter is properly presented at the Annual Meeting, the individuals named in the accompanying proxy or their substitutes will have discretionary authority to vote on such matter in accordance with their judgment.

By Order of the Board of Directors of CSG Systems International, Inc.

Rasmani Bhattacharya

Secretary

April 1, 2025

CSG SYSTEMS INTERNATIONAL, INC. 2025 PROXY STATEMENT	73

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 13, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/CSGS2025**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 13, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V62215-P22646

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CSG SYSTEMS INTERNATIONAL, INC.

The Board of Directors recommends you vote FOR the following proposals:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Gregory Conley	☐	☐	☐
1b. Marwan Fawaz	☐	☐	☐
1c. Samantha Greenberg	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

V62216-P22646

CSG SYSTEMS INTERNATIONAL, INC.
2025 Annual Meeting of Stockholders
May 14, 2025 8:00 AM ET
This proxy is solicited by the Board of Directors

The undersigned hereby constitutes and appoints Brian A. Shepherd and Rasmani Bhattacharya, and each or either of them, as attorneys and proxies of the undersigned, with full power of substitution to each of them, to vote all shares of stock of CSG Systems International, Inc. (the "Company") standing in the name of the undersigned at the 2025 Annual Meeting of Stockholders of the Company to be held via live webcast at www.virtualshareholdermeeting.com/CSGS2025, at 8:00 AM ET on May 14, 2025, and at any adjournments or postponements of the meeting, on the matters set forth on the reverse side hereof and in their discretion on any other matters that properly may come before such meeting or any adjournments thereof.

THIS PROXY, WHEN PROPERLY SIGNED, WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS GIVEN, THIS PROXY WILL BE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

The undersigned hereby ratifies and confirms that either of such attorneys and proxies, or their substitutes, may do or cause to be done by virtue hereof and acknowledges receipt of the Notice of the 2025 Annual Meeting of Stockholders of the Company to be held on May 14, 2025, the Proxy Statement of the Company for such Annual Meeting of Stockholders, and the 2024 Annual Report on Form 10-K of the Company.

Continued and to be signed on reverse side